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Notice of
2008 Annual
Meeting and Proxy
Statement

Harsco Corporation

Harsco Corporation
350 Poplar Church Road
Camp Hill, PA 17011 USA
Mail: P.O. Box 8888
Camp Hill, PA 17001-8888 USA

Telephone: 717.763.7064
Fax: 717.763.6424
Web: www.harsco.com

March 20, 2008

To Our Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of your Company, which will be held on Tuesday, April 22, 2008, beginning at 10:00 a.m. at the Radisson Penn Harris Hotel and Convention Center, Camp Hill, Pennsylvania.

Information about the Annual Meeting, including a listing and discussion of the various matters on which you, as our stockholders, will act, may be found in the formal Notice of Annual Meeting of Stockholders and Proxy Statement included with this mailing. We look forward to greeting as many of our stockholders as possible.

The Company is providing you with the opportunity to vote your shares by calling a toll-free number, by mailing the enclosed Proxy Card or via the Internet as explained in the instructions on your Proxy Card.

Whether you plan to attend the Annual Meeting or not, we urge you to fill in, sign, date and return the enclosed Proxy Card in the postage-paid envelope provided, or vote by telephone or via the Internet, in order that as many shares as possible may be represented at the Annual Meeting. The vote of every stockholder is important and your cooperation in returning your executed Proxy Card promptly will be appreciated.

Sincerely,

Derek C. Hathaway
Chairman

This document is intended to be mailed to stockholders on or about March 20, 2008.

HARSCO CORPORATION
350 Poplar Church Road
Camp Hill, Pennsylvania 17011 USA
Mail: P.O. Box 8888
Camp Hill, Pennsylvania 17001-8888 USA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Harsco Corporation will be held on Tuesday, April 22, 2008, at 10:00 a.m. at the Radisson Penn Harris Hotel and Convention Center, Camp Hill, Pennsylvania to consider and act upon the following matters:

1.	Election of ten Directors to serve until the next Annual Meeting of Stockholders, and until their successors are elected and qualified;

2.	Ratification of the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent auditors to audit the accounts of the Company for the fiscal year ending December 31, 2008; and

3.	Such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on February 26, 2008 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. Proxies will be accepted continuously from the time of mailing until the closing of the polls at the Annual Meeting.

Stockholders who do not expect to attend the Annual Meeting in person are requested to fill in, sign, date and return the enclosed Proxy Card in the envelope provided, or vote by telephone or via the Internet, as explained in the instructions on your Proxy Card.

By Order of the Board of Directors,

Mark E. Kimmel
Senior Vice President, Chief Administrative Officer,
General Counsel and Corporate Secretary
March 20, 2008

PROXY STATEMENT

ANNUAL MEETING INFORMATION

General

This Proxy Statement has been prepared in connection with the solicitation by the Board of Directors of Harsco Corporation, a Delaware corporation (the “Company”), of proxies in the accompanying form to be used at our Annual Meeting of Stockholders, to be held on April 22, 2008, or at any adjournment of the Annual Meeting.

The following information relates to the Annual Meeting and the voting of your shares at the meeting:

Type of shares entitled to vote at the Annual Meeting:	Our common stock, par value $1.25

Record date for stockholders entitled to notice of, and to vote at, the Annual Meeting (“Record Date”):	Close of business on February 26, 2008

Shares of common stock issued and outstanding as of the Record Date (does not include treasury shares, which are not entitled to be voted at the Annual Meeting):	84,541,677 shares

Proxy Statements, Notice of Annual Meeting and Proxy Cards are intended to be mailed to stockholders:	On or about March 20, 2008

Location of our executive offices:	350 Poplar Church Road, Camp Hill, Pennsylvania 17011

To obtain directions to attend the meeting and vote in person, please contact Kenneth D. Julian, Director — Corporate Communications, by telephone at (717) 730-3683 or by e-mail at kjulian@harsco.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 22, 2008

The Notice of 2008 Annual Meeting and Proxy Statement, along with the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our 2007 Annual Report are available free of charge at http://bnymellon.mobular.net/bnymellon/hsc.

Voting

All shares of common stock entitled to vote at the Annual Meeting are of one class, with equal voting rights. Each share of common stock held by a stockholder is entitled to cast one vote on each matter voted on at the Annual Meeting. In order for the Annual Meeting to be valid and the actions taken binding, a quorum of stockholders must be present at the meeting, either in person or by proxy. A quorum is a majority of the issued and outstanding shares of common stock as of the Record Date. Assuming that a quorum is present, the affirmative vote by the holders of a plurality of the votes cast at the Annual Meeting will be required to act on the election of directors, and the affirmative vote of the holders of at least a majority of the outstanding common stock present in person or by proxy and entitled to vote on the matter at the Annual Meeting will be required for the ratification of PricewaterhouseCoopers LLP as independent auditors for the current fiscal year. The vote required to act on all other matters to come before the Annual Meeting will be in accordance with the voting requirements established by our Restated Certificate of Incorporation and By-Laws, each as amended to date.

The shares of common stock represented by each properly submitted proxy received by the Board of Directors will be voted as follows at the Annual Meeting:

If instructions are provided, in accordance with such instructions, or

If no instructions are provided, (1) FOR the election as Directors of the ten nominees of the Board of Directors, (2) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the current fiscal year, and (3) in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting

Revocation of Proxies

Any proxy granted pursuant to this solicitation or otherwise, unless coupled with an interest, may be revoked by the person granting the proxy at any time before it is voted at the Annual Meeting. Proxies may be revoked by (i) delivering to the Secretary of the Company a written notice of revocation bearing a date later than that of the proxy, (ii) duly executing and delivering a later dated written proxy relating to the same shares, or (iii) attending the Annual Meeting and voting in person. If you hold your shares through a bank, broker or other nominee holder, only that bank, broker or other nominee holder can revoke your proxy on your behalf.

Withheld Votes and Broker Non-Votes

In certain circumstances, a stockholder will be considered to be present at the Annual Meeting for quorum purposes but will not be deemed to have cast a vote on a matter. That occurs when a stockholder is present but specifically withholds a vote or abstains from voting on a matter, or when shares are represented at the Annual Meeting by a proxy conferring authority to vote only on certain matters (“broker non-votes”). In accordance with Delaware law, votes withheld and broker non-votes will not be treated as votes cast with respect to the election of directors, and therefore will not affect the outcome of director elections. With respect to the ratification of auditors, abstentions will be treated as negative votes and broker non-votes will not be counted in determining the outcome.

Other Business

The Board of Directors knows of no other business to come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, or any adjournment of the Annual Meeting, the persons voting the proxies will vote them in accordance with their best judgment.

CORPORATE GOVERNANCE

We have a long-standing commitment to good corporate governance practices. These practices come in many different forms and apply at all levels of our organization. They provide the Board of Directors and our senior management with a framework that defines responsibilities, sets high standards of professional and personal conduct and promotes compliance with our various financial, ethical, legal and other obligations and responsibilities.

Corporate Governance Principles

The Board has adopted corporate governance principles that, along with the charters of the Board committees, provide the framework for our Board of Director’s operation and governance. The Board’s Nominating and Corporate Governance Committee is responsible for overseeing and reviewing our corporate governance principles at least annually and recommending any proposed changes to the Board for approval. The corporate governance principles are available on our website at www.harsco.com in the Corporate Governance section.

Code of Business Conduct

We have adopted a code of business conduct applicable to our employees, officers and directors worldwide. The code of business conduct is issued in booklet form and an online training program facilitates new employee orientation and individual refresher training. Our code of business conduct is produced in over 20 languages. The code of business conduct, including any amendments thereto or waivers thereof, can be viewed at the Corporate Governance section of our website at www.harsco.com.

Information contained on our website is not incorporated by reference into this Proxy Statement, and you should not consider information contained on our website as part of this Proxy Statement. Copies of our corporate governance principles, code of business conduct and charters of the Board’s committees are available in print to any stockholder who requests such copies from us.

Stockholder and Interested Party Communications with Directors

The Board of Directors has a formal process for stockholders and interested parties to communicate directly with the Chairman, lead independent director, the non-management directors or with any individual member of the Board of Directors. Stockholders and interested parties may contact any member of the Board, including the lead independent director, Dr. Robert Wilburn, and the Chairman, by writing to the specific Board member in care of our Corporate Secretary at our Corporate Headquarters (350 Poplar Church Road, Camp Hill, PA 17011). Our Corporate Secretary will forward any such correspondence to the applicable Board member; provided, however, that any such correspondence that is considered by our Corporate Secretary to be improper for submission to the intended recipients will not be provided to such Directors. In addition, Board members, including the lead independent director and the Chairman, can be contacted by e-mail at BoardofDirectors@harsco.com.

Independence Standards For Directors

The following standards, which are also posted to the Corporate Governance section of our website at www.harsco.com, have been applied by the Board of Directors in determining whether individual directors qualify as “independent” under the rules of the New York Stock Exchange. The Board has affirmatively determined that the following eight Directors who are standing for reelection are independent: Messrs. Growcock, Jasinowski, Pierce, Scheiner, Sordoni, and Wilburn and Ms. Eddy and Ms. Scanlan. References to us include our consolidated subsidiaries.

1.	No director will be qualified as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. We will disclose these affirmative determinations.

2.	No director who is a former employee of ours can be deemed “independent” until three years after the end of his or her employment relationship with us.

3.	No director whose immediate family member is or has been an executive officer of ours can be deemed “independent” until three years after such family member has ceased to be an executive officer.

4.	No director who receives, or whose immediate family member receives, more than $100,000 during any twelve-month period in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), can be “independent” until three years after he or she ceases to receive more than $100,000 during any twelve-month period in such compensation.

5.	No director can be independent:

a.	who is, or whose immediate family member is, a current partner of our internal or external auditor;

b.	who is a current employee of our internal or external auditor;

c.	whose immediate family member is a current employee of our internal or external auditor and participates in such auditor’s audit, assurance or tax compliance (but not tax planning) practice; or

d.	who, or whose immediate family member, was within the last three years (but is no longer) a partner or employee of such auditor and personally worked on our audit within that time.

6.	No director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee can be “independent” until three years after the end of such service or employment relationship.

7.	No director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, can be “independent” until three years after falling below such threshold.

Executive Sessions of Independent Directors

Independent directors regularly meet in executive sessions without management. Our named lead director, Dr. Wilburn, who is a non-management director, presides over each session of the independent directors. During the 2007 fiscal year, the independent directors held six meetings.

Director Attendance at Annual Meeting of Stockholders

It is our policy to request that all Board members attend the Annual Meeting of Stockholders. However, we also recognize that personal attendance by all Directors is not always possible. All eleven of the individuals who served as Directors during the fiscal year ended December 31, 2007 did attend the 2007 Annual Meeting of Stockholders.

Current Structure of the Board of Directors

Information regarding the current structure of our Board of Directors:

Current size:	12 members (only 10 will stand for reelection)
Size of Board of Directors authorized in the By-Laws:	Not less than five nor more than 12
Number of Independent Directors:	Nine members (only eight of such members will stand for reelection)
Size of Board of Directors established by:	Board of Directors
Lead Director:	R. C. Wilburn

Meeting Attendance and Committees

The Board of Directors held eleven meetings during the fiscal year ended December 31, 2007. All Directors who served during the fiscal year ended December 31, 2007 attended at least 96.7% of the total Board meetings and meetings of the committee on which they served, and the average attendance by such Directors at all Board and committee meetings was 97.9%. The Independent Directors held six meetings during 2007. We have standing Audit, Executive, Management Development and Compensation, and Nominating and Corporate Governance Committees.

Audit Committee	Meetings in 2007: four

Members: Ms. Eddy (Chairman), Mr. Pierce, Ms. Scanlan, Mr. Scheiner and Mr. Viviano

Duties: Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Oversees our financial reporting processes, including meeting with members of management, the external auditors and the internal auditors, reviewing and approving both audit and non-audit services, reviewing the results of the annual audit and reviewing the adequacy of our internal controls. The Committee is also responsible for managing the relationship with the external auditors. The Chairman of the Audit Committee meets quarterly with management and the independent auditors to review financial matters. See also the Report of the Audit Committee below. The Audit Committee recently completed a review of its charter and determined that several amendments were appropriate. A copy of the revised Audit Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com.

Executive Committee	Meetings in 2007: None

Members: Mr. Hathaway (Chairman), Ms. Eddy, Messrs. Pierce, Sordoni and Wilburn

Duties: Authorized to exercise all powers and authority of the Board of Directors when the Board is not in session, except as may be limited by the General Corporation Law of the State of Delaware.

Management Development and Compensation Committee	Meetings in 2007: six

Members: Mr. Pierce (Chairman), Messrs. Jasinowski, Scheiner and Sordoni and Ms. Scanlan

Duties: Administers our executive compensation policies and plans and advises the Board regarding management succession and compensation levels for members of management. The Compensation Committee approves compensation for our senior officers and makes recommendations to the Board regarding incentive and equity-based compensation plans. The Compensation Committee’s responsibilities include: (i) evaluating and approving the compensation of our executive officers, including reviewing and approving corporate performance goals and objectives related to the compensation of our executive officers; (ii) evaluating the executive officers’ and our performance relative to compensation goals and objectives; (iii) determining and approving the executive officer’s compensation levels based on the Committee’s evaluation of their performance; (iv) evaluating and approving compensation grants to executive officers under our equity-based and incentive compensation plans, policies and procedures; (v) overseeing our policies on structuring compensation programs for executive officers to preserve tax deductibility; (vi) delegating authority to subcommittees and to Harsco for administration or other duties when the Committee deems it appropriate; (vii) adopting procedures and guidelines as the Committee deems appropriate to carry out its oversight functions; (viii) producing any required reports on executive compensation required to be included in our filings with the SEC; (ix) reviewing and discussing with our management the Compensation Discussion and Analysis (referred to herein as the CD&A) to be included in our filings with the SEC; (x) determining whether to recommend to the Board that the CD&A be included in our filings with the SEC; (xi) making regular reports to the full Board on the activities of the Committee; and (xii) performing such other duties as may be assigned to the Committee by law or the Board. The Board approved revisions to the Compensation Committee’s charter as of January 2008. A copy of the Compensation Committee’s charter can be viewed at the Corporate Governance section of our website at www.harsco.com.

Nominating and Corporate Governance Committee	Meetings in 2007: four

Members: Mr. Sordoni (Chairman), Ms. Eddy, and Messrs. Jasinowski, Viviano and Wilburn

Duties: Recommends Director candidates to the Board for election at the Annual Meeting, reviews and recommends potential new Director candidates, reviews candidates recommended by our stockholders and oversees our corporate governance program. The role of the Nominating and Corporate Governance Committee (the “Nominating Committee”) is described in greater detail under the section entitled “The Nominating Process” below. The Board approved revisions to the Nominating Committee’s charter as of January 2007 to further clarify its responsibilities with respect to certain matters. No changes have been made since. A copy of the Nominating Committee’s charter can be viewed at the Corporate Governance section of our website at www.harsco.com.

HARSCO STOCK PERFORMANCE GRAPH

The following performance graph compares the yearly percentage change in the cumulative total stockholder return (assuming the reinvestment of dividends) on our common stock against the cumulative total return of the Standard & Poor’s MidCap 400 Index and the Dow Jones Industrial-Diversified Index for the past five years. The graph assumes an initial investment of $100 on December 31, 2002 in our common stock or in the underlying securities which comprise each of those market indices. The information contained in the graph is not necessarily indicative of our future performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

Among Harsco Corporation, The S&P MidCap 400 Index
And The Dow Jones US Diversified Industrials Index(1)
Fiscal Year Ending December 31

	12/02	12/03	12/04	12/05	12/06	12/07
Harsco Corporation	100.00	141.64	184.58	228.42	261.87	447.42
S&P Midcap 400	100.00	135.62	157.97	177.81	196.16	211.81
Dow Jones US Diversified Industrials	100.00	135.28	161.22	157.01	171.98	183.58

(1)	Peer companies included in the Dow Jones Industrial-Diversified Index as of December 31, 2007 are: 3M Co., Actuant Corp., Carlisle Companies Inc., Dover Corporation, Eaton Corp., General Electric Co., Honeywell International Inc., ITT Corporation, Kennametal Inc., Rockwell Automation, Inc., Teleflex Inc., Tyco International Ltd. and Walter Industries Inc.

THE NOMINATING PROCESS

The Nominating Committee of the Board of Directors is responsible for overseeing the selection of qualified candidates to serve as members of the Board of Directors and guiding our corporate governance philosophy and practices. The Nominating Committee is composed of five directors, each of whom is “independent” under the rules of the New York Stock Exchange. The Nominating Committee operates according to a charter that complies with the guidelines established by the New York Stock Exchange.

The Nominating Committee has not adopted formal procedures in selecting individuals to serve as members of the Board of Directors. Instead, it utilizes general guidelines that allow it to adjust the process to best satisfy the objectives established for any director search. The first step in the general process is to identify the type of candidate the Nominating Committee may desire for a particular opening. This may involve identifying someone with a specific background, skill set or set of experiences. Once identified, the Nominating Committee next determines the best method of finding a candidate who satisfies the specified criteria. The Nominating Committee may consider candidates recommended by management, by other members of the Nominating Committee or the Board of Directors, by stockholders, or it may engage a third party to conduct a search for possible candidates. The Nominating Committee will consider all nominees in the same manner regardless of the source of the recommendation of such nominee. The Nominating Committee will consider recommendations for director candidates from stockholders if such recommendations are in writing and set forth the following information:

1.	The full legal name, address and telephone number of the stockholder recommending the candidate for consideration and whether that person is acting on behalf of or in concert with other beneficial owners, and if so, the same information with respect to them.

2.	The number of shares held by any such person as of a recent date and how long such shares have been held, or if such shares are held in street name, reasonable evidence satisfactory to the Nominating Committee of such person’s ownership of such shares as of a recent date.

3.	The full legal name, address and telephone number of the proposed nominee for director.

4.	A reasonably detailed description of the proposed nominee’s background, experience and qualifications, financial literacy and expertise, as well as any other information required to be disclosed in the solicitation for proxies for election of directors pursuant to the rules of the Securities and Exchange Commission, and the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be one of our directors.

5.	Disclosure of any direct or indirect relationship (or arrangements or understandings) between the recommending stockholder and the proposed nominee (or any of their respective affiliates).

6.	Disclosure of any direct or indirect relationship between the proposed nominee and us, any of our employees or other directors, any beneficial owner of more than 5% of our common stock, or any of their respective affiliates.

7.	Disclosure of any direct or indirect interest that the recommending stockholder or proposed nominee may have with respect to any pending or potential proposal or other matter to be considered at this Annual Meeting or any subsequent annual meeting of our stockholders.

8.	A written, signed, and notarized acknowledgement from the proposed nominee consenting to such recommendation by the recommending stockholder, confirming that he or she will serve as a director if so elected and consenting to our undertaking of an investigation into their background, experience and qualifications, any direct or indirect relationship with the recommending stockholder, us, our management or 5% stockholders, or interests in proposals or matters, and any other matter reasonably deemed relevant by the Nominating Committee to its considerations of such person as a potential candidate.

This information must be submitted as provided under the heading “STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT 2009 ANNUAL MEETING OF STOCKHOLDERS.”

There have been no material changes to the procedures relating to stockholder nominations during 2007. The Nominating Committee believes that these procedural requirements are intended solely to ensure that it has a sufficient basis on which to assess potential candidates and are not intended to discourage or interfere with appropriate stockholder nominations. The Nominating Committee does not believe that any such requirements subject any stockholder or stockholder nominee to any unreasonable burden. The Nominating Committee and the Board reserve the right to change the above procedural requirements from time to time and/or waive some or all of the foregoing requirements with respect to certain nominees, but any such waiver shall not preclude the Nominating Committee from insisting upon compliance with any and all of the above requirements by any other recommending stockholder or proposed nominees.

Once candidates are identified, the Nominating Committee conducts an evaluation of the candidate. The evaluation generally includes interviews and background and reference checks. There is no difference in the evaluation process of a candidate recommended by a stockholder as compared to the evaluation process of a candidate identified by any of the other means described above. While the Nominating Committee has not established minimum criteria for a candidate, it has established important factors to consider in evaluating a candidate. These factors include: strength of character, mature judgment, business experience, availability, attendance, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors.

If the Nominating Committee determines that a candidate should be nominated as a candidate, the candidate’s nomination is then recommended to the Board of Directors, who may in turn conduct its own review to the extent it deems appropriate. When the Board of Directors has agreed upon a candidate to be nominated at an Annual Meeting of Stockholders, that candidate is then recommended to the stockholders for election at an Annual Meeting of Stockholders.

All except two of our current directors are standing for reelection. Mr. Viviano has reached the Board’s mandatory retirement age and Mr. Hathaway has retired as the Company’s Chief Executive Officer as of December 31, 2007 and will not run for reelection to the Board. Each of the directors standing for reelection has been recommended by the Nominating Committee to the Board of Directors for election as our directors at the 2008 Annual Meeting of Stockholders and the Board has approved the recommendation. We engaged a third party search firm, RSR Partners, to assist with the selection of director candidates for the 2008 Annual Meeting of Stockholders. Fees paid to RSR Partners during 2007 in connection with director searches totaled $199,336. During 2007, we received no recommendation for directors from any stockholders.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of the following ten Directors, each of whom is recommended by the Board of Directors. Biographical information about each of these nominees is included below.

The Board of Directors recommends that stockholders vote “FOR” the election of each of the following nominees:

Nominees for Director

The information set forth below states the name of each nominee for Director, his or her age (as of February 26, 2008), a listing of present and recent employment positions, the year in which he or she first became a Director of the Company, other directorships held and the committees of the Board on which the individual serves.

			Director
			of the
		Position with the Company	Company
Name	Age	and Prior Business Experience	Since

G. D. H. Butler	61	President of the Company and CEO of the Access Services and Mill Services business groups since January 1, 2008. Served as Senior Vice President — Operations of the Company from September 26, 2000 to December 31, 2007 and Director since January 2002. Concurrently served as President of the MultiServ Division and SGB Group Division. From September 2000 through December 2003, he was President of the Heckett MultiServ International and SGB Group Divisions. Was President of the Heckett MultiServ — East Division from July 1, 1994 to September 26, 2000. Served as Managing Director — Eastern Region of the Heckett MultiServ Division in 1994. Served in various officer positions within MultiServ International, N.V. prior to 1994 and prior to Harsco’s acquisition of that company in 1993.	2002
K. G. Eddy	57	Certified Public Accountant. Founding partner of McDonough, Eddy, Parsons & Baylous, AC (a public accounting firm) since 1981. Chairman of the Board of Directors of the American Institute of Certified Public Accountants between 2000 and 2001. Current member of the AICPA Governing Council. Chairman of the Audit Committee, member of the Executive Committee and member of the Nominating Committee.	2004
S. D. Fazzolari	55	Chief Executive Officer of the Company since January 1, 2008. Served as President and Chief Financial Officer of the Company from October 10, 2007 to December 31, 2007. Served as President, Chief Financial Officer and Treasurer of the Company from January 24, 2006 to October 9, 2007 and as a Director since January 2002. Served as Senior Vice President, Chief Financial Officer and Treasurer from August 1999 until January 2006 and as Senior Vice President and Chief Financial Officer from January 1998 to August 1999. Served as Vice President and Controller from January 1994 to December 1997 and as Controller from January 1993 to January 1994.	2002

			Director
			of the
		Position with the Company	Company
Name	Age	and Prior Business Experience	Since

T. D. Growcock	62	Chairman of Board of The Manitowoc Company (a worldwide provider of lifting equipment and foodservice equipment, and a North American mid-size shipbuilder) since 2007. Previously served as Chairman and Chief Executive Officer of The Manitowoc Company from 2002 until 2007. Served as Manitowoc’s President and Chief Executive Officer from 1998 to 2002. Served as President of Manitowoc Foodservice Group from 1995 to 1998. Served as Executive Vice President of Manitowoc Ice from 1994 to 1995. Served in numerous management and executive positions with Invensys plc (a global industrial automation, transportation and controls group), formerly known as Siebe plc, and United Technologies Corporation (a diversified provider of high technology products) prior to joining Manitowoc in 1994. He is a former Chairman of Wisconsin Manufacturers and Commerce, one of the state’s leading business associations. Mr. Growcock is a Director of Harris Corporation and Bemis Manufacturing Company.	2008
J. J. Jasinowski	69	Former President of The Manufacturing Institute (research and education unit of a business advocacy group) from 2004 to March 2007. Former President of the National Association of Manufacturers (business advocacy and policy association) between 1990 and 2004. Mr. Jasinowski is also an author and commentator on economic, industrial and governmental issues. Former positions include Assistant Professor of Economics at the Air Force Academy, Director of Research at the Joint Economic Committee of Congress, Director of the Carter Administration’s economic transition team, and Assistant Secretary of Policy at the U.S. Department of Commerce. Mr. Jasinowski is a director of The Phoenix Companies, Inc. and The Timken Company.	1999
		Member of the Compensation Committee and the Nominating Committee.
D. H. Pierce	66	President and CEO of ABB Inc., the US subsidiary of global industrial, energy and automation provider ABB, from 1999 until his retirement in June 2001. Between 1998 and 1999 he was President of the Steam Power Plants and Environmental Systems division of ABB Inc., part of ABB Group (a provider of power and automation technologies) businesses. Between 1996 and 1998 he was Group Executive Vice President — The Americas Region and Member of ABB Ltd. Group Executive Committee. Between 1994 and 1996 he was President of ABB China Ltd. Director of Ambient Corporation.	2001
		Chairman of the Compensation Committee and Member of the Audit Committee and the Executive Committee.
C. F. Scanlan	60	President, Chief Executive Officer and Board Member of The Hospital and Healthsystem Association of Pennsylvania (representation and advocacy organization) since June 1995. Served as President and Chief Executive Officer of the Hospital and Healthsystem Association of Pennsylvania from 1995 to date. Member of the Board of Directors of PHICO Group Inc.	1998
		Member of the Compensation Committee and the Audit Committee.

			Director
			of the
		Position with the Company	Company
Name	Age	and Prior Business Experience	Since

J. I. Scheiner	63	Chairman of Benatec Associates, Inc. (an engineering and environmental company) since January 2006. Was President and Chief Operating Officer of Benatec Associates from 1991 to 2006. Prior to 1991, he was President of Stoner Associates, Inc. (an engineering software company) and Vice President of Huth Engineers (an engineering company). Served as Secretary of Revenue for the Commonwealth of Pennsylvania, and served as Deputy Secretary for Administration, Pennsylvania Department of Transportation. He is a member of the Pennsylvania Chamber of Business and Industry Board.	1995
		Member of the Audit Committee and the Compensation Committee.
A. J. Sordoni, III	64	Chairman of Sordoni Construction Services, Inc. (a building construction and management services company) and has been employed by that company since 1967. Director of Aqua America, Inc.	1988
		Chairman of the Nominating Committee and member of the Compensation Committee and the Executive Committee.
R. C. Wilburn	64	President of The Gettysburg Foundation (a nonprofit educational institution) since 2000. Former President and Chief Executive Officer of the Colonial Williamsburg Foundation (a historic preservation and educational outreach organization) between 1992 and 1999. Other former positions include Distinguished Service Professor at Carnegie Mellon University, President of Carnegie Institute and Carnegie Library and Secretary of Education for the Commonwealth of Pennsylvania. He is a Director of Erie Indemnity Company.	1986
		Member of the Nominating Committee and the Executive Committee.

NON-EMPLOYEE DIRECTOR COMPENSATION

The general policy of our Board is that compensation for non-employee Directors should be a mix of cash and equity-based compensation. Our Compensation Committee has the primary responsibility to review and consider any revisions to Director compensation. As part of this responsibility, the Committee annually reviews market data regarding comparable director compensation rates. This data is prepared by management utilizing several broad board compensation studies completed within one year of the Board’s review. Annual compensation for non-employee Directors for 2007 was comprised of the following components: cash compensation, consisting of an annual retainer; meeting and committee fees; and equity compensation, consisting of restricted stock unit awards. The current fees for non-employee directors, effective for fiscal years 2007 and 2008, are as follows:

Annual Retainer:	$35,000
Lead Director Fee (Annual):	$20,000
Audit Committee Chair Fee (Annual):	$7,500
Compensation Committee Chair Fee and Nominating Committee Chair Fee (Annual):	$5,000
Board Meeting Fee (Per Meeting):	$1,500
Committee Meeting Fee (Per Meeting):	$1,500
Other Meetings and Duties (Per Day):	$1,500
Telephonic Meeting Fee (Per Meeting):	$750
Restricted Stock Units (1):	2,000 restricted stock units annually (issued at a grant price equal to the average of the high and low market price on the date of grant. Grant date is the first business day of May.)
Plan Participation (2):	Deferred Compensation Plan for Non-Employee Directors

(1)	At the November 2005 meeting of the Compensation Committee, the Compensation Committee reviewed the compensation of the non-employee Directors and recommended that the annual equity portion of the compensation be increased from 750 to 1,000 restricted stock units (on a pre-split basis). The Board of Directors approved the recommendation effective January 1, 2006. The Compensation Committee also reviewed the compensation of non-employee Directors at its September 2006 and September 2007 meetings and recommended no change in compensation for 2007 and 2008, respectively.

(2)	The Deferred Compensation Plan for Non-Employee Directors allows each non-employee Director to defer all or a portion of his or her director compensation until some future date selected by the Director. Pursuant to the Director’s election, the accumulated deferred compensation is held in either an interest-bearing account or a Harsco phantom share account. The interest-bearing deferred account accumulates notional interest on the account balance at a rate equal to the five-year United States Treasury Note yield rate in effect from time to time. Contributions to the phantom stock account are recorded as notional shares of Harsco common stock. Deferred amounts are credited to the Director’s account quarterly on the 15th of February, May, August and November. The number of phantom shares recorded is equal to the number of shares of common stock that the compensation which is deferred would have purchased at the market price of the stock on the day the account is credited. Dividends earned on the phantom shares are credited to the account as additional phantom shares. All phantom shares are non-voting and payments out of the account are made solely in cash based upon the market price of the common stock on the date of payment selected by the Director. Under certain circumstances, the accounts may be paid out early upon termination of directorship following a change in control. This plan has been amended to operate in accordance with the provisions of the American Jobs Creation Act of 2004.

Directors who are actively employed by us receive no additional compensation for serving as Directors and by policy, we do not pay consulting or professional service fees to Directors.

FISCAL YEAR 2007 DIRECTOR COMPENSATION

The table below details the compensation earned by our non-employee Directors in 2007.

					Change in
	Fees				Pension Value
	Earned				and
	or Paid	Stock	Option	Non-Equity	Nonqualified
	in Cash	Awards	Awards	Incentive Plan	Deferred	All Other
Name	($)(1)	($)(2)	($)	($)	Earnings	($)	($)

Kathy G. Eddy	72,250	95,023	-0-	-0-	-0-	-0-	167,273
Jerry J. Jasinowski	67,250	95,023	-0-	-0-	-0-	-0-	162,273
D. Howard Pierce	70,583	95,023	-0-	-0-	-0-	-0-	165,606
Carolyn F. Scanlan	69,500	95,023	-0-	-0-	-0-	-0-	164,523
James I. Scheiner	74,250	95,023	-0-	-0-	-0-	-0-	169,273
Andrew J. Sordoni, III	76,000	95,023	-0-	-0-	-0-	-0-	171,023
Joseph P. Viviano	63,500	95,023	-0-	-0-	-0-	-0-	158,523
Robert C. Wilburn	81,500	95,023	-0-	-0-	-0-	-0-	176,523

(1)	Includes fees associated with chairing a Board Committee.

(2)	The amounts shown in this column represent the compensation cost recognized in 2007 for financial statement purposes with respect to the restricted stock units, computed in accordance with FAS 123(R). As of December 31, 2007, each non-employee director other than Ms. Eddy had 6,593 restricted stock units outstanding. Ms. Eddy had 5,553 restricted stock units outstanding as of December 31, 2007. Each non-employee director was granted 2,000 restricted stock units on May 1, 2007 and these restricted stock units vest on April 22, 2008 and are payable in common stock within 60 days following the termination of a non-employee director’s service as a director. The aggregate grant date fair value of each non-employee director’s 2007 restricted stock unit award, computed in accordance with FAS 123(R), was $50.62, which was determined using the average of the high and low price of the stock on the previous day’s trading, less a discount for dividends not received during the vesting period. The information in this column does not reflect an estimate for forfeitures, and none of these awards has been forfeited as of February 26, 2008. See Note 12, “Stock-based Compensation” to Notes to Consolidated Financial Statements for a discussion of the assumptions used by the Company to calculate share-based employee compensation expense, as outlined in SFAS No. 123(R) in our Annual Report on Form 10-K for the year ended December 31, 2007.

SHARE OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of February 26, 2008, information with respect to the beneficial ownership of our outstanding voting securities, stock options and other stock equivalents by:

(a) Our Chief Executive Officer, Chief Financial Officer and the other four executive officers named in the Summary Compensation Table, who we refer to collectively as our named executive officers,

(b) each Director,

(c) all Directors and executive officers as a group, and

(d) certain beneficial owners holding more than 5% of the common stock.

All of our outstanding voting securities are common stock.

	Number of	Percent of	Number of	Number of Other
Name	Shares(1)	Class	Exercisable Options(2)	Stock Equivalents

Named Executive Officers
G. D. H. Butler	11,046	*	88,000	36,667(3)
S. D. Fazzolari	33,241	*	112,000	47,310(3)
D. C. Hathaway	191,127	*	-0-	19,777(3)
M. E. Kimmel	6,021	*	4,000	20,053(3)
R. C. Neuffer	5,852	*	18,800	15,509(3)
S. J. Schnoor	5,204	*	-0-	9,782(3)
Directors who are not Named Executive Officers
K. G. Eddy	1,600	*	-0-	5,565(6)
T. D. Growcock(4)	-0-	*	-0-	-0-(6)
J. J. Jasinowski	2,400	*	12,000	30,457(6)
D. H. Pierce	4,000	*	12,000	22,233(6)
C. F. Scanlan	3,000	*	12,000	6,609(6)
J. I. Scheiner	7,052	*	16,000	13,603(6)
A. J. Sordoni, III	233,000 (5)	*	20,000	6,609(6)
J. P. Viviano	10,800	*	8,000	23,734(6)
R. C. Wilburn	7,000	*	16,000	9,688(6)
All Directors and executive officers as a group (16 persons in total, including those listed above)	521,380	*	318,800	267,596
Beneficial Owners (7)
Earnest Partners LLC
1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	5,522,787	6.6

*	Less than one percent.

(1)	Includes, in the case of Messrs. Butler, Fazzolari, Hathaway, Kimmel, Neuffer, Schnoor and all Directors and executive officers as a group, -0-shares, 18,018 shares, -0- shares, 2,117 shares, 3,313 shares and 2,095 shares, and 25,581 shares, respectively, pursuant to our Retirement Savings and Investment Plan in respect of which such persons have shared voting power and sole investment power.

(2)	Represents all stock options exercisable within 60 days of February 26, 2008 awarded under the 1995 Executive Incentive Compensation Plan and the 1995 Non-Employee Directors’ Stock Plan. Unexercised stock options have no voting power.

(3)	Includes non-voting phantom shares held under the Supplemental Retirement Benefit Plan which will ultimately be paid out in cash based upon the value of shares of common stock at the time of the payout, as well as non-voting phantom shares held in our non-qualified Retirement Savings and Investment Plan. Also includes for Mr. Butler 36,667 restricted stock units; for Mr. Fazzolari, 40,667 restricted stock units; for Mr. Kimmel, 19,367 restricted stock units; for Mr. Neuffer 15,333 restricted stock units; and for Mr. Schnoor 9,033 restricted stock units that were awarded in January 2006, January 2007 and January 2008 and vest in three years from the date of grant for the 2006 grant and on a pro rata basis over a three-year period for the 2007 and 2008 grants, subject to the terms of the 1995 Executive Incentive Compensation Plan.

(4)	Appointed to the Board effective January 1, 2008.

(5)	Includes 38,000 shares owned by his wife as to which Mr. Sordoni disclaims beneficial ownership.

(6)	Certain Directors have elected to defer a portion of their Directors’ fees in the form of credits for non-voting phantom shares under the terms of our Deferred Compensation Plan for Non-Employee Directors. These phantom shares are included. They will ultimately be paid out in cash based upon the value of the shares at the time of payout. Also includes 500, 750, 1,000 and 2,000 restricted stock units that were granted under the 1995 Non-Employee Directors’ Stock Plan on May 3, 2004, May 2, 2005, May 1, 2006 and May 1, 2007, respectively.

(7)	This information is derived from a Schedule 13G filing by such person with the Securities and Exchange Commission in January 2008, representing sole voting power over 2,369,854 shares, shared voting power over 1,674,973 shares and sole dispositive power over 5,522,787 shares. These holdings represent 6.6% of our common stock.

Except as otherwise stated, each individual has sole voting and investment power over the shares set forth opposite his or her name. None of the Directors and executive officers individually beneficially owned more than 1% of our common stock, and our Directors and executive officers as a group beneficially owned approximately 0.99% of our outstanding common stock. The mailing address for our Directors and executive officers is c/o Harsco Corporation Corporate Secretary, 350 Poplar Church Road, Camp Hill, PA 17011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of five Directors, each of whom is considered independent under the rules of the New York Stock Exchange and the Securities and Exchange Commission (“SEC”). The Audit Committee, has, as part of its membership, an individual who satisfies the definition of a “financial expert,” as promulgated by the SEC. Ms. Kathy Eddy, a certified public accountant and former Chairman of the American Institute of Certified Public Accountants, has been a member of the Audit Committee since September 28, 2004 and serves as the Audit Committee’s “financial expert.”

The Audit Committee operates pursuant to a written charter which was adopted in 1992 and which was most recently amended in February of 2008. A copy of the Audit Committee Charter can be viewed at the Corporate Governance section of our website at www.harsco.com.

The Audit Committee has adopted a policy for pre-approval of audit, non-audit and tax services by the independent auditors. The Audit Committee may pre-approve services, such as the annual audit fee and statutory audits. The services to be provided are to be reviewed with the Audit Committee and approval is given for a specific dollar amount and for a period of not greater than 12 months. Services that are not pre-approved in this manner must be pre-approved on a case-by-case basis throughout the year. Additionally, if the pre-approved fee is to be exceeded, approval of the Audit Committee must be obtained. In making its decision regarding the approval of services, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the independent auditor is best positioned to provide such services and whether the services might enhance our ability to manage or control risk or improve audit quality. No services were provided during the last two fiscal years pursuant to the de minimis safe harbor exception from the pre-approval requirements.

The Audit Committee reports to and acts on behalf of the Board of Directors by monitoring our financial reporting processes and system of internal controls, and monitoring our internal auditors and overseeing the independence and performance of the independent auditors. In carrying out these responsibilities, the Audit Committee discussed with our internal auditors and independent auditors the overall scope and plans for their respective audits of our financial statements. The Audit Committee also meets with members of management, our independent auditors and our internal auditors on a regular basis or as may otherwise be needed. The Audit Committee Chairman or her designee meets with management and with the independent auditors each quarter to review and discuss our Quarterly Report on Form 10-Q or Annual Report on Form 10-K prior to its filing with the SEC.

While the Audit Committee and Board of Directors monitor our financial record keeping and controls, it is our management that is ultimately responsible for our financial reporting process, including our system of internal controls, disclosure control procedures and the preparation of the financial statements. The independent auditors support the financial reporting process by performing an audit of our financial statements and issuing a report thereon.

The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements for the year ended December 31, 2007 and related periods. These discussions focused on the quality, not just the acceptability, of the accounting principles used by us, key accounting policies followed in the preparation of the financial statements and the reasonableness of significant judgments made by management in the preparation of the financial statements and alternatives that may be available.

In addition, the Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with PricewaterhouseCoopers LLP, our independent auditors, matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter received by the Audit Committee from our independent auditors required to be delivered by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Based on the review and discussions referred to above, the Audit Committee’s review of the representations of management and the report of the independent auditors, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

     K. G. Eddy, Chairman
     D. H. Pierce
     C. F. Scanlan
     J. I. Scheiner
     J. P. Viviano

FEES BILLED BY THE INDEPENDENT AUDITORS FOR AUDIT AND NON-AUDIT SERVICES

The following table sets forth the amount of audit fees, audit-related fees, tax fees and all other fees billed or expected to be billed by PricewaterhouseCoopers LLP, our principal auditor for the fiscal years ended December 31, 2007 and December 31, 2006.

	Amount	Amount
	2007	2006

Audit Fees(1)	$5,335,000	$5,873,600
Audit-Related Fees(2)	$632,007	$1,013,100
Tax Fees(3)	$5,153,501	$1,355,500
All Other Fees(4)	$139,331	$130,600
Total Fees	$11,259,839	$8,372,800

(1)	Includes the integrated audit of the consolidated financial statements and internal controls over financial reporting as well as statutory audits and quarterly reviews.

(2)	Includes due diligence procedures and accounting consultations.

(3)	Includes services performed in connection with income tax services other than those directly related to the audit of the income tax accrual. Tax services increased from 2006 to 2007 primarily due to a global reorganization project undertaken by the Company which encompassed a variety of permissible services, including technical tax advice related to U.S. and international tax matters and assistance with foreign income and withholding tax matters. Prior to commencement of this project, a competitive proposal was undertaken that involved the largest accounting firms. PricewaterhouseCoopers LLP was ultimately the winner of the competitive bid.

(4)	Includes certain agreed upon procedures and licensing fees for software products.

The Audit Committee has considered the possible effect of non-audit services on the auditors’ independence and pre-approved the type of non-audit services that were rendered.

PROPOSAL 2: APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has designated PricewaterhouseCoopers LLP as independent auditors to audit our financial statements for the fiscal year ending December 31, 2008. This firm has audited the financial statements of the Company and its predecessors since 1929. Although not required to do so by law or otherwise, the Audit Committee desires that stockholders ratify its selection of PricewaterhouseCoopers LLP as our independent auditors. Therefore, the Audit Committee’s choice of independent auditors will be submitted for ratification or rejection at the Annual Meeting. In the absence of contrary direction from stockholders, all proxies that are submitted will be voted in favor of the confirmation of PricewaterhouseCoopers LLP as our independent auditors. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement and answer questions of stockholders.

If this proposal is not ratified by a majority of the shares entitled to vote at the Annual Meeting, the appointment of the independent auditors will be reevaluated by the Audit Committee. Due to the difficulty and expense of making any substitution of auditors, it is unlikely that their appointment for the audit of the financial statements for the fiscal year ending December 31, 2008 would be changed. However, the Audit Committee may review whether to seek new independent auditors for the fiscal year ending December 31, 2009.

The Audit Committee, at its meeting held on November 12, 2007, reviewed and approved the fee estimate for the annual audit of our fiscal 2007 financial statements and, taking into consideration the possible effect of non-audit services on the auditors’ independence, also reviewed specific non-audit services to be rendered for income tax services.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Our executive compensation program is carried out through several compensation methods. Each has its own purpose, but together they work to create a compensation package that both fairly compensates the individual for the services rendered to us and the results achieved and provides appropriate value to us for the payments we have made.

The primary compensation methods that we use and the manner in which they are administered include the following:

•	Annual base salary, which is predicated upon, among other things, the degree of responsibility associated with the executive’s position and the executive’s past achievements;

•	Annual cash incentive compensation awarded under the stockholder-approved 1995 Executive Incentive Compensation Plan, as amended (which we refer to as the 1995 Incentive Plan), the amount of which is based upon achievement of specific economic value-added (referred to as EVA®) goals established for us as a whole, as well as for a relevant business unit or units;

•	Long-term equity compensation issued under the 1995 Incentive Plan in the form of restricted stock units (which we refer to as RSUs), the amount of which is based upon achievement of specific cash flow from operating activities and diluted earnings per share from continuing operations goals for 2007 and 2008 and long-term EVA goals for 2009 and beyond; and

•	Various health, disability, retirement and other benefits, including post-termination arrangements, commonly found in similar companies.

In establishing the appropriate allocation of these various compensation components, our management believes that employees in higher ranks should have a higher proportion of their total compensation delivered through pay-for-performance cash incentives and long-term equity compensation; as a result, their compensation will be more significantly correlated, both upward and downward, to our financial performance. We also believe that as executives rise to positions that can have a greater impact on our performance, the compensation program should place more emphasis on the value of our common stock.

General Compensation Philosophy

In administering our executive compensation program, we look to accomplish the following:

•	Incentivize management to achieve our annual performance goals, which are specifically designed to reinforce the creation and enhancement of stockholder value;

•	Promote individual initiative and achievement;

•	Provide levels of compensation that are fair, reasonable and competitive with comparable companies; and

•	Attract and retain qualified executives who are critical to our long-term success.

Other Key Guiding Principles

In addition to the above goals, we, through our Compensation Committee, administer our executive compensation programs with these guiding principles in mind:

Guiding Principle	Rationale

Maintain total compensation packages that range from moderately below to moderately above industry medians	Compensation must be competitive with the marketplace in order to attract and retain talent while retaining some flexibility to provide higher rewards for better achievement
An increasing portion of an officer’s total compensation should be based on performance as their seniority increases	Executives most able to affect our performance should have a significant portion of their potential total compensation at risk and dependent upon our performance
A portion of an officer’s total compensation should be stock-based	Executive officers should share in the gains and losses of common stock experienced by stockholders in order to reinforce the alignment of their respective interests

2007 Compensation Strategic Issues

The top issues considered by us and our Compensation Committee regarding 2007 compensation include the following:

•	Determining appropriate compensation levels for the new senior management team;

•	Reviewing and determining the appropriate target measures for the long-term equity portion of our compensation program;

•	Reviewing and approving the disclosure in the Compensation Discussion and Analysis section of our Proxy Statement;

•	Determining the appropriate level of employees to participate in our RSU long-term equity program considering overall reward levels, our costs, competitive factors and internal compensation equity; and

•	Overseeing our increased efforts to identify, hire and develop key individuals within the company with the talent and abilities required to achieve our goals.

Compensation Consultants

Our Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. The Compensation Committee has not directly engaged a compensation consultant but does utilize information provided by the consultants as follows:

Component of Compensation
Consultant	Reviewed	Advice Provided

Stern Stewart & Co.	Annual EVA-based Incentive Plan and Long-term RSU Equity Compensation Program	Advises on economic value-added program, both from an operations and from a compensation standpoint and develops both annual and long-term EVA goals
Towers Perrin	Executive compensation benchmarking	Develops the annual compensation review of our top senior executives for our Compensation Committee

Stern Stewart & Co. was selected by us because of their expertise in working with economic value-added programs, both from an operating and from a compensation standpoint. Towers Perrin was chosen to provide compensation services to us because of their broad level of expertise in the compensation and benefits area and their expansive knowledge of relevant market data in these areas. Stern Stewart & Co. and Towers Perrin have in the past attended Compensation Committee meetings upon invitation from our Compensation Committee, though neither consultant attends Compensation Committee meetings on a regular basis.

Peer Group and Market Data

To ensure that total compensation for the named executive officers is aligned to the market, the Compensation Committee benchmarks salaries, total cash compensation (in other words, salary plus annual cash incentives) and total direct compensation (in other words, salary plus annual cash incentives and long-term incentive awards) annually against survey data provided by Towers Perrin during Towers Perrin’s annual review of executive compensation for our senior executive officers. No other regular, formal benchmarking is undertaken by the Compensation Committee for compensation purposes, although the Committee does on a periodic basis review the competitiveness of aspects of the Company’s benefits package.

In preparing the compensation survey data it provides to the Compensation Committee, Towers Perrin utilizes a broad industry-wide benchmarking database of over 800 companies. In completing its analysis that is eventually provided to the Compensation Committee, Towers Perrin takes into account our size and our lines of business by using regression analysis to adjust the entire database of information such that the market data provided corresponds to organizations and business units of similar size and composition.

We believe that compensation paid by the peer group is representative of the compensation required to attract, retain and motivate executive talent. The Compensation Committee periodically reviews and considers the peer group to confirm that it continues to be an appropriate benchmark for the named executive officers’ compensation and company performance.

Benchmarking

In reviewing salary, total cash compensation and total direct compensation, the Compensation Committee considers how each named executive officer’s compensation compares to the

50th percentile. For 2007, our named executive officers’ target compensation was determined to be at the following percentiles of the benchmark group:

		Total Cash	Total Direct
Name	Salary	Compensation	Compensation

Mr. Hathaway	53.8%	53.8%	46.5%
Mr. Fazzolari	54.9%	56.6%	57.3%
Mr. Butler	50.2%	49.9%	57.3%
Mr. Neuffer	42.3%	39.8%	41.8%
Mr. Schnoor	53.1%	53.1%	53.7%
Mr. Kimmel	33.6%	32.5%	37.2%

We utilize the same compensation program philosophy and objectives for each of our named executive officers. As a result, salary, annual incentive awards and long-term incentive awards for our named executive officers generally differ only in terms of quantum. The Compensation Committee did not specifically structure its compensation decisions to create notable disparity between the compensation elements paid to our named executive officers. Instead, the differences between the amounts paid to our named executive officers result from the standard application of our compensation policies and formulae, and specifically result from considerations such as:

•	Differences in the scope of responsibilities held by the named executive officers;

•	Benchmarking performance related to salaries, total cash compensation and total direct compensation;

•	Length of service with us and in specific positions; and

•	Performance (specifically the effect of what the Compensation Committee has viewed as exceptional performance) of duties during a named executive officer’s tenure with us.

Applying the above philosophies to our actual results, you will find that the only named executive officer for whom compensation was established outside the range discussed above is Mr. Kimmel (in terms of each of salary, total cash compensation and total direct compensation).

Mr. Kimmel’s result is because he has been in his position (four years as of 2007) for less time than the other named executive officers (other than Mr. Neuffer), because of a relatively low starting base salary when he moved into his position and due to the fact that increases in responsibility have increased his target compensation but have not yet been reflected in his base compensation. The Compensation Committee considered these rationales when establishing compensation for Mr. Kimmel, and determined that the results were acceptable.

Role of Management in the Compensation Process

Our Chairman and CEO plays several roles in our compensation process. In general, he reviews our proposed overall budget increases for executive officer salaries and approves, on an individual basis, recommendations made by management regarding year-to-year executive compensation increases. More specifically, our Chairman and CEO reviews both (1) benchmark compensation materials and other related information provided by Towers Perrin, one of our compensation consultants, and (2) recommendations submitted by members of our senior management team, before submitting management’s recommendations to the Compensation Committee regarding salary increases and changes to bonus percentages and equity compensation awards for members of our senior management team, as well as the reasons for these recommended changes. Our Chairman and CEO also provides factual support to the Committee with regard to recommendations to the Committee of senior management salary and incentive where discretion is utilized.

Our Chairman and CEO also provides the Compensation Committee with factual information on which it bases its decisions regarding his compensation. As an example, our Chairman and CEO meets with the Compensation Committee in executive session during each November to review our results for that fiscal year. Our independent directors participate in the November session. The Chairman and CEO has no decision-making involvement with respect to his own compensation, however. Instead, the Compensation Committee determines its recommendation regarding the Chairman and CEO’s compensation package for the subsequent fiscal year based on the facts gathered from its meeting with the Chairman and CEO, plus compensation survey information provided to us by Towers Perrin and whatever other information and factors it chooses to consider from year-to-year.

The Chairman and CEO, who is typically a member of our senior management team, has the authority to call Compensation Committee meetings. We are not aware, however, of any Compensation Committee meeting called by the Chairman and CEO during the past five years. Additionally, the Chairman and CEO has the authority to call and hold meetings with each of Towers Perrin and Stern Stewart & Co., our compensation consultants, as these consultants are engaged by us, not the Board of Directors or any of its committees. We are unaware of any individual meeting between the Chairman and CEO and any of our compensation consultants in recent history.

Impact of Individual Performance

The primary factors that the Compensation Committee considers when making compensation decisions for the named executive officers are those related to our overall corporate performance. To a much lesser extent, the Compensation Committee considers individual performance by each of the named executive officers during the course of the year, as evaluated by the Compensation Committee in the case of the CEO, and by the CEO and the Compensation Committee in the case of our other named executive officers. The Compensation Committee also considers the performance of our divisions in the case of the named executive officers who lead such divisions. If and when individual performance is considered material by the Compensation Committee, however, individual performance generally has an impact on compensation decisions in only two ways, both of which involve the significant use of discretion on the part of the Compensation Committee.

First, if applicable, the Compensation Committee considers individual performance when determining named executive officers’ base salaries. If and when individual performance is taken into account, certain non-quantifiable factors may be considered by the Compensation Committee when establishing executives’ salaries, including the executives’ performance in leading improvements in the financial performance of poorly performing businesses or divisions, or addressing specific and major Company events or issues outside the ordinary course of business (for example, acquisitions, divestitures, financings, restructurings, etc.). Many of these “other” factors are clearly not established, “hard and fast” performance goals, but are qualitative individual performance factors that, if and when taken into consideration, would generally have a significant impact on our performance for the year and the individual officer’s success in his or her position.

Second, if applicable, the Compensation Committee also generally considers individual performance when determining our named executive officers’ long-term incentive compensation awards. When determining the equity awards to be paid out to the named executive officers, the

Compensation Committee will first look at our overall performance with respect to the pre-established financial goal or goals. If our overall goals are satisfied, the Compensation Committee next looks to the financial performance of the division for which the officer is responsible, and then to the officer’s individual and non-quantifiable contributions to the Company during the fiscal year. If the Compensation Committee does not believe that a named executive officer has adequately contributed to our overall performance during the fiscal year, the Compensation Committee may reduce the number of RSUs awarded to the officer (assuming that company-wide performance targets have been achieved such that RSU payouts would have otherwise been approved). The Compensation Committee exercised this type of negative discretion when determining equity payouts for 2007 with respect to certain officers other than the named executive officers.

The Compensation Committee considered the following individual performance and other quantifiable and non-quantifiable factors (including financial performance factors involving particular divisions within a named executive officer’s area of responsibility) when making compensation decisions for the following named executive officers:

•	For Mr. Hathaway: our overall growth in revenues, earnings and EVA; management succession and development; and our successful completion of significant transactions;

•	For Mr. Butler: EVA improvement; overall growth in revenues and earnings for our access services and mill services divisions; management succession and development for our access services and mill services divisions; and the successful handling and integration of key transactions;

•	For Mr. Fazzolari: our overall growth in revenues, earnings and EVA and improved performance, looking primarily to financial measures and overall strategic development goals, including the successful completion of significant transactions and the implementation of our values based management system;

•	For Mr. Schnoor: proper implementation and oversight of all financial processes and systems on a global basis;

•	For Mr. Kimmel: our successful completion of significant transactions; our handling of major litigation matters and other legal issues; implementation of human resources strategic initiatives; and the successful oversight of risk management issues; and

•	For Mr. Neuffer: EVA improvement, overall growth in revenues and earnings for our minerals and rail technologies group; reorganization of certain companies within our minerals and rail technologies group; and management succession and development for our minerals and rail technologies group.

Components of Executive Compensation

Each component of direct and indirect compensation paid to our executive officers is summarized in the table below:

Component	Characteristics	Purpose	Where Reported in Accompanying Tables

Base Salary	Base salary generally comprises 23% to 47% of the total compensation of our named executive officers.	To provide a base level of compensation for the services provided to the Company	Summary Compensation Table under the “Salary” column

Component	Characteristics	Purpose	Where Reported in Accompanying Tables

Determined based upon competitive salary data provided by Towers Perrin, each individual’s past performance and their level of responsibility within our organization

Annual Cash Incentive Compensation	Payout is based on the extent of the achievement of independently pre-established EVA® targets, both at a company and division level, taking into account the executive’s salary and bonus percentage	To compensate for the achievement of pre-established annual goals which the Board believes will increase stockholder value	Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column and Grants of Plan-Based Awards for Fiscal Year 2007 Table under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column

Long-term Equity Compensation	The actual number of Restricted Stock Units granted to an executive is a function of the level of achievement attained by us based on specified performance targets and the exercise of discretion by the Compensation Committee of our Board of Directors, which may, in its discretion, reduce an award below the targeted payout amount	To compensate for the achievement by the Company of longer-term goals which are pre-established by the Board and whose achievement is believed to increase stockholder value over the longer term	Summary Compensation Table under the “Stock Awards” column; Grants of Plan-Based Awards for Fiscal Year 2007 Table under the “Grant Date Fair Value of Stock and Option Awards” column; Outstanding Equity Awards at Fiscal 2007 Year-End Table; and 2007 Option Exercises and Stock Vested Table.

Perquisites	Of a nature other than cash and designed to meet certain needs of our executives while providing a competitive package for that level of executive	To provide our executives with selected benefits commensurate with those provided to executives at our peer group companies which permit the employee to address certain health, disability and other needs	Summary Compensation Table under the “All Other Compensation” column

Retirement Benefits	Primarily delivered through defined contribution plans that are similar in form to those benefits available to our other employees	To provide an appropriate level of replacement income upon retirement	Summary Compensation Table under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column and “All Other Compensation” Table.

Component	Characteristics	Purpose	Where Reported in Accompanying Tables

Potential Payments upon Change in Control	Contingent in nature. Most elements are payable only if a named executive officer’s employment is terminated as specified under the change in control provisions of various plans	To encourage executives to consider as objectively as possible whether a possible change in control transaction is in the company’s best interests	Termination or Change in Control Arrangements Tables

Other Potential Post-Employment Payments	Contingent in nature. Amounts are payable only if a named executive officer’s employment is terminated as specified under the arrangements of various plans	Lists potential payments under the scenarios of death, disability, retirement, termination without cause or for cause, and voluntary separation	Termination or Change in Control Arrangements Tables

Analysis of 2007 Executive Compensation

Salaries

In determining annual salary levels for each of our executive officers we, through our Compensation Committee, take into consideration the following factors:

•	the available salary budget, which is established based on projected salary increases for comparable industries (taken from various survey sources) and overall profit objectives;

•	the officer’s current and historical performance and contribution to our business, including the achieved results of the operations for which they are responsible and other key strategic accomplishments on pre-established goals within his or her areas of responsibility;

•	each officer’s level and amount of responsibility within our business, focusing particularly on the individual’s ability to impact bottom line results either directly or through the groups of people they manage;

•	comparison to other internal salaries, with the goal of internal equity that rewards positions with similar levels of responsibility similarly;

•	information developed by Towers Perrin;

•	the overall operating results that have been achieved by us and each individual division; and

•	our salary range structure for various grade levels.

Of particular importance during 2007 were anticipated promotions in light of the implementation of our senior management succession plan, including the retirement of our CEO. As a result, our Compensation Committee, in reviewing salaries during 2007, took into account the expanded roles that much of our senior management would experience in the coming year and, in November 2007, the Compensation Committee approved increases in the base salary levels of the named executive officers (other than Mr. Hathaway) ranging from 11.1% to 70% over the prior year’s salary. These salaries were based on the new job responsibilities for each named executive officer. The average level of salary increases for non-executive officers throughout our business was 4.8% and ranged from 0% to 5.4% percent. This comparison is of limited value, however, since all of the named executive officers other than Mr. Hathaway, who retired, were promoted and their compensation increase included these amounts.

Annual Incentive Compensation Plan

After the end of each fiscal year, management presents to our Compensation Committee a summary and recommendation for management incentive bonuses. The presentation includes the following:

•	Information on our EVA performance for the fiscal year just ended, both on an overall company and individual division basis;

•	Awards to each executive officer under the plan during the prior three years;

•	Salaries for the fiscal year just ended and target award information; and

•	A specific recommendation for management incentive bonuses based on the above criteria.

Our 1995 Executive Incentive Compensation Plan (referred to as the 1995 Incentive Plan) is periodically approved by our stockholders and was last approved at our 2004 Annual Meeting.

Target Annual Incentive Payouts

Payments of annual incentives under the 1995 Incentive Plan are a function of the executive’s annual salary multiplied by the applicable bonus percentage, which in turn is multiplied by a performance percentage. The bonus percentage is determined for each individual executive and is a function of the individual’s level of responsibilities and his or her ability to impact our overall results. The percentage is calculated by multiplying the individual’s salary grade by .02. The .02 is a factor which ties the various salary grades used by us to an appropriate incentive range.

The performance percentage is determined based on achievement of EVA objectives and can range from 0 to 200%. The target bonus is at 100% performance. Zero and 200% were set as outer limits based on recommendations by our consultant, Stern Stewart & Co., and our desire to keep incentive payments within a certain range. Because of the way the incentive system is structured, it is unlikely that either an award of zero or 200% will be achieved, with the probability being approximately 15% that either result will be attained. In the past, certain divisional officers have achieved zero payouts as well as 200% payouts. Since the annual incentive program is formula driven and the formula is approved at the same time as the annual performance targets, our Committee only has discretion to reduce the recommended awards for the named executive officers.

The target bonus percentages for the named executive officers for 2007 were as follows:

Executive	Minimum	Maximum	Target

D.C. Hathaway	0	200%	100%
S.D. Fazzolari	0	140%	70%
G.D.H. Butler	0	108%	54%
R.C. Neuffer	0	92%	46%
S.J. Schnoor	0	80%	40%
M.E. Kimmel	0	100%	50%

Actual annual incentive awards to the named executive officers are detailed in the Summary Compensation Table.

Performance Metric for Annual Incentive Compensation Plan; Fiscal 2007 Performance Results for Performance Metric

EVA is an operating mindset that is instilled in our employees and is utilized in the way we operate our businesses. In light of this, it was deemed the appropriate measure by which to judge results for incentive purposes. EVA is calculated by subtracting from net operating profit after tax (which is similar to operating earnings less taxes) a charge for capital employed in the particular business (which is the product of the amount of capital utilized multiplied by the particular cost of capital assigned to that business).

EVA improvement is a measure of the growth anticipated by shareholders. It represents the amount that EVA (calculated as described above) must improve each year in order for our current operations value (referred to as COV) to increase to its total market value. COV is calculated as the sum of our current EVA capital plus the value that would be produced if EVA was maintained at its current level (in other words, no growth in EVA) into perpetuity.

The 2007 EVA improvement target was developed by our compensation consultant, Stern Stewart & Co., based on the principles outlined above. The payout under the annual incentive bonus program is based on the amount of economic value created in the appropriate year, both for the company as a whole and for the business units for which a senior officer has responsibility. The EVA improvement target for 2007 for the company as a whole was $7,300,000. The EVA improvement required for a target bonus payout for the business units for which Mr. Butler was responsible was $4,334,000 and the EVA improvement required for a target bonus payout for the business units for which Mr. Neuffer was responsible was $1,552,000.

In addition to the EVA improvement target, an EVA interval both above and below the EVA improvement target is also calculated. The EVA intervals serve as the guide for determining an officer’s performance bonus multiplier in terms of the amount of EVA improvement actually achieved. For example:

•	If the annual EVA improvement achieved equals the target, the officer receives 100% of his target performance bonus.

•	Similarly, if the annual EVA improvement achieved is within one interval above or below the target, the officer receives a percentage of his target performance bonus, which is calculated by extrapolating the percentage of the interval achieved.

•	If the annual EVA improvement achieved is more than one interval above the target, the officer would receive twice his target performance bonus.

•	Conversely, if the annual EVA improvement achieved is more than one interval shy of the target, the officer receives no bonus.

For 2007, the EVA interval for the company as a whole was $32,000,000. The EVA interval for those business units for which Mr. Butler has responsibility was $29,800,000, and the EVA interval for the business units for which Mr. Neuffer has responsibility was $8,600,000.

An example of how the EVA system works may provide clarification. If we as a whole achieved $7,300,000 in EVA improvement, those individuals paid on company-wide performance would receive their target payout amount (100%). If, instead, we as a whole achieved $39,300,000 or more (that is, $7,300,000 plus $32,000,000) in EVA improvement, an individual paid on corporate performance would receive his or her maximum payout amount (200%). If the amount of EVA improvement achieved was less than $7,300,000 but more than a negative $24,700,000 (that is, $7,300,000 minus $32,000,000), then the officer would be entitled to a payout, but the payout would be an amount less than the target payout and calculated by extrapolating the percent of the interval achieved. If the amount of EVA improvement achieved was more than $7,300,000 but less than $39,300,000, then the officer would be entitled to a payout in an amount more than the target payout, but calculated by extrapolating the percent of the interval achieved.

In 2007, we as a whole produced $36,963,000 in EVA improvement ($29,663,000 above the applicable EVA target), which resulted in a bonus percentage of 193% for those individuals whose bonuses were based on corporate performance. The business units for which Mr. Butler was responsible generated $26,071,000 in EVA improvement ($21,737,000 above the applicable EVA target), which resulted in a bonus percentage of 173% for Mr. Butler. The business units for which Mr. Neuffer was responsible generated $12,585,000 in EVA improvement ($11,033,000 above the applicable EVA target), which resulted in a bonus percentage of 200% for Mr. Neuffer.

We, with the input of Stern Stewart & Co., have established minimum, target and maximum objectives for overall EVA performance for 2008 and allocated that target objective among the divisions. Thus, the annual incentive compensation awards of the corporate officers are closely related to the overall performance of the divisions against their EVA goals. Goals are recommended by Stern Stewart to the Committee, and senior management has very limited input into the establishment of the EVA targets.

Equity Compensation

The primary purpose of our long-term incentive compensation program, as evidenced by grants of RSUs, is to drive maximum stockholder return by directly aligning the interests of management and stockholders and motivating key executives to remain with us. We believe our long-term incentive program achieves this goal by:

•	Rewarding the named executive officers for the creation of sustained shareholder value;

•	Encouraging ownership of our stock by management;

•	Fostering teamwork; and

•	Providing us with a means to retain and motivate high-caliber executives.

In 2007, we expanded the scope of our long-term incentive compensation program, increasing the number of participants by including more individuals deemed key employees. Although many of these individuals have not yet reached the level of executive officer, they are considered instrumental to our continued growth and execution of our strategic plans. As a result, further incentivizing these individuals and further tying their compensation to our long-term performance was deemed by us and our Board to be a key consideration as we look toward the future of our company and our businesses.

Approval of RSU Target Awards

During their November 2006 meeting, after review and consideration of benchmarking information and the performance of the individual officers, the Compensation Committee approved proposed RSU grants for each named executive officer for fiscal 2007 as follows:

Named Executive Officer	Target Award

D.C. Hathaway	40,000 RSUs
S.D. Fazzolari	16,000 RSUs
G.D.H. Butler	16,000 RSUs
R.C. Neuffer	5,000 RSUs
S.J. Schnoor	3,500 RSUs
M.E. Kimmel	10,000 RSUs

Performance Metrics for RSUs

Under the restricted stock unit program, performance goals for a given year have historically been established at least one year in advance by our Compensation Committee. Our Compensation Committee approved the 2007 goals of diluted earnings per share from continuing operations and cash flow from operating activities at its January 2005 meeting and approved 2008 diluted earnings per share from continuing operations and cash flow from operating activities goals at its November 14, 2005 meeting. EVA performance goals for RSUs were approved by the Compensation Committee at its March 2007 meeting.

At its meeting in November 2006, our Committee increased the performance goals for the 2007 and 2008 years for the expected level of diluted earnings per share from continuing operations and cash flow from operating activities resulting from the Hünnebeck and Brambles acquisitions that occurred in late 2005. The amount of the increase was 15.6% to 13.3% for diluted earnings per share from continuing operations and 16.7% to 15% for cash flow from operating activities. In years where two performance measures are utilized, each measure has equal weighting.

Performance goals for earning per share from continuing operations and cash flow from operating activities (for calendar years 2007 and 2008) and EVA improvement (for calendar years thereafter) are recommended by management to the Committee and are based upon expectations regarding the targeted growth in these measures over the performance period. The recommended objectives are consistent with the objectives discussed with the investment community by management for the longer term periods.

Approved 2007 Performance Goals and Performance Results

Performance goals for diluted earnings per share from continuing operations and cash flow from operating activities for fiscal 2007 were as follows:

Diluted earnings per share from continuing operations	$2.23
Cash flow from operating activities	$420 million

The actual diluted earnings per share from continuing operations achieved by us in 2007 was $3.01. The actual cash flow from operating activities achieved by us in 2007 was $472 million. The significant over-achievement of the diluted earnings per share from continuing operations goals was the result of several years of earnings growth of over 30%. This growth was achieved by both strong organic growth within each of our businesses, as well as numerous successful acquisitions that have added substantial accretion.

Actual RSU Awards

The Compensation Committee determines final RSU awards at the first committee meeting at the beginning of the fiscal year based on performance results for the covered period. As a result of diluted earnings per share from continuing operations and cash flow from operating activities achievement, each of the named executive officers received their full target RSU award. Actual RSU awards to the named executive officers for fiscal 2007 are detailed in the Grants of Plan Based Awards for Fiscal Year 2007 Table. The RSU Award amounts shown in the Summary Compensation Table reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R), of RSU awards under the 1995 Incentive Plan. As a result, the Summary Compensation Table includes amounts from awards granted in and prior to 2007 and does not include the RSU awards made in January 2008 based on 2007 performance measures, which are discussed in this section.

With respect to 2007, the Compensation Committee chose to structure Mr. Hathaway’s RSU grant differently than those for the other named executive officers. In general, when RSUs are awarded to our executive officers based on the achievement of applicable performance criteria, the RSUs vest over a three-year period. Settlement for the vested RSU award is generally made in shares, net of all taxes. When this program was introduced in 2005, however, the Compensation Committee took into consideration Mr. Hathaway’s intention to retire within a few years, his equity holdings in the Company and his diversification plans. Based on these considerations, the Compensation Committee determined to settle Mr. Hathaway’s RSU awards in cash rather than RSUs. Mr. Hathaway announced his retirement as our Chief Executive Officer in September 2007, which retirement was effective December 31, 2007. As a result, we anticipate that all named executive officers will have the same structure in 2008 and beyond.

Stock Ownership Guidelines

In 2007, we established stock ownership guidelines which apply to the named executive officers and certain other RSU plan participants, to encourage the retention of stock acquired through our RSU award program. These guidelines are based on a multiple of an individual’s base salary and were benchmarked against the stock ownership guidelines of similar companies and were also based on the Board’s determination of appropriate share ownership levels based on our compensation system. Under the guidelines, a participant is required to maintain certain share ownership levels of our common stock and is restricted from selling more than half of the shares held by them until the restrictions have been met. The share ownership levels (based on fair market value as measured periodically) for each named executive officer are as follows:

Named Executive Officer	Multiple of Salary

S.D. Fazzolari	Five times salary
G.D.H. Butler	Five times salary
R.C. Neuffer	Three times salary
S.J. Schnoor	Three times salary
M.E. Kimmel	Three times salary

Individuals to whom the stock ownership guidelines apply have five years from the date they are first granted RSUs to comply with the guidelines in light of their recent establishment. All common stock held by the individual, whether acquired as a result of an RSU grant or otherwise, is included in determining whether a named executive officer has achieved the applicable ownership guideline. Stock options are not included in calculating whether the guidelines have been met. Failure to meet the guidelines within the applicable five-year period on the part of an individual could result in such individual being penalized by the Compensation Committee, whether through a reduction in future grants or otherwise.

Total Direct Compensation

The Compensation Committee believes the pay elements described above are consistent with our compensation philosophy of paying for performance, paying competitively and attracting and retaining key talent. Each pay element is designed to complement the other and reward the achievement of short-term and long-term objectives. In establishing total direct compensation, after review and consideration of peer group data, our Compensation Committee reviews each aspect of direct compensation (that is, salary, annual bonus and RSU awards) on both an individual component and a combined basis. The Compensation Committee intends that the total direct compensation combination will result in compensation at the market median.

Total direct compensation is further intended to be interrelated, such that the positive or negative performance in one will directly or indirectly affect the performance of the other components. For example, the annual EVA incentive program is directly tied to the level of the individual’s salary because the payment is based on a percentage of salary. Also, as discussed above, the percentage of salary that is received as an annual incentive bonus is a function of the level of achievement of the EVA target and the individual’s salary grade. The level of RSU grants is not a direct function of salary, as target grants are established by our Compensation Committee based on a number of other factors, including the individual’s ability to impact long-term results, his or her performance history and his or her level of salary. However, since the payout of the annual incentive plan is based on EVA and the RSU grants (for 2007 and 2008) are based on the achievement of diluted earnings per share and cash flow from operating activities goals, although there is no direct correlation between the measures; there are interrelations among these measures such that the positive or negative performance as to one of the measures will likely be reflected in positive or negative performance of the others. For example, one of the components of EVA is net operating profit after tax. While this is not the same as the net income used in determining diluted earnings per share from continuing operations, there is a strong correlation such that the failure to achieve a diluted earnings per share from continuing operations target, depending upon the level at which it was established, may also be reflected in a lower EVA award because of a lower net operating profit after taxes.

During the review of compensation for 2007, which was completed in 2006, and in connection with the preparation of this report, our Compensation Committee did review and take into consideration all aspects of compensation which might be paid to an executive, whenever earned in his or her career. In order for this review to occur, information was provided to the Committee in various ways, none of which may qualify as a “tally sheet,” as that term is generally understood. The following table summarizes the direct compensation elements awarded to the named executive officers in fiscal 2007 using the full grant date value for RSUs awarded in 2007. Inclusion of the table is not intended to replace the Summary Compensation Table, but rather to reflect how the

Compensation Committee views the compensation awarded to the named executive officers during the year.

		Annual Incentive		Total Direct
Name	Salary	Compensation	RSU Awards	Compensation

D.C. Hathaway	$1,000,000	$1,930,000	$1,584,900	$4,514,900
S.D. Fazzolari	$500,000	$675,500	$387,642	$1,563,142
G.D.H. Butler	$705,800	$659,358	$523,929	$1,889,087
R.C. Neuffer	$275,000	$253,000	$245,753	$773,753
S.J. Schnoor	$255,000	$196,860	$93,205	$545,065
M.E. Kimmel	$275,501	$265,858	$170,718	$712,077

Our outstanding performance over the past several years has resulted in above-target payouts under the annual incentive plan and payouts at the target/maximum level for the equity incentive plan. The Compensation Committee did not exercise its authority to decrease any total direct compensation element payable to the named executive officers for fiscal 2007. The excellent prior years’ results have made it likely that the pre-established equity plan performance targets (diluted earnings per share from continuing operations and operating cash flow) for 2008 of $2.55 in the case of diluted earnings per share from continuing operations and $460 million in the case of cash flow from operating activities will be reached. Prior years’ performance will not impact the achievability of the 2008 EVA incentive plan targets. We have provided guidance for 2008 diluted earnings per share from continuing operations and cash flow from operating activities of $3.45 and $525 million respectively. These numbers represent mid-point guidance given on January 31, 2008 and speak only as of such date. We are not updating our guidance for the purposes of this proxy statement. The difference between our guidance numbers and the numbers set by us in 2006 reflect several years of earnings growth over 30%.

Indirect Compensation Elements

We have in place the following broad-based employee benefit plans in which the U.S. executive officers participate on the same terms as U.S. non-executive employees:

•	health insurance;

•	disability insurance;

•	a term life insurance benefit equal to two times the individual’s salary up to a maximum benefit of $500,000;

•	a defined benefit pension plan; and

•	a 401(k) Savings Plan.

Many of the above benefits are now offered on the same basis to all similarly situated employees (for example, to all U.S. employees). The relative amount of life insurance and disability insurance offered to a named executive officer is a function of the individual’s salary, as is the amount contributed to the individual’s 401(k) account, although that is also a function of the percentage of salary that the individual chooses to contribute to the plan and IRS maximum contribution limitations. In addition, the executive officers other than Mr. Butler participate in the Supplemental Retirement Benefit Plan (which we refer to as the SERP) as described under the section “Retirement Plans” below, which supplements the qualified pension plan, and in the non-qualified Retirement Savings and Investment Plan (referred to as the RSIP), which supplements our

401(k) Savings Plan with respect to contributions that could not be made because of Internal Revenue Service compensation and contribution limitations.

We also provide other benefits to certain executives including a change in control severance policy described below. Certain named executive officers, namely Messrs. Hathaway, Butler, Fazzolari and Neuffer, are entitled to cars provided by us or a cash allowance alternative, and the Board of Directors has approved a policy regarding the CEO’s and the President’s personal use of our aircraft. Corporate aircraft are used primarily for business travel and the Board policy includes a limitation on annual personal use unless the additional use is approved by the Lead Director of the Board. The CEO and the President are taxed on the imputed income attributable to personal aircraft use and do not receive tax assistance from us with respect to those amounts. For more information on the perquisites provided and to whom they apply, see the All Other Compensation Table which serves as a supplement to the Summary Compensation Table.

Our philosophy is to position the aggregate of these elements of compensation at a level that is competitive with our size and performance relative to other leading peer companies, as well as a larger group of general industry companies. We further believe that these other aspects of the executive compensation program are reasonable, competitive and consistent with the overall executive compensation program in that they help us attract and retain the best leaders.

Potential Payments upon Change in Control and Other Potential Post-Employment Payments

Change in Control Severance Agreements

On June 21, 2005 the Board of Directors authorized us to amend employment agreements then in place with Messrs. Hathaway, Fazzolari and Butler and to enter into similar forms of agreements with certain of our corporate officers, including Mr. Kimmel and Mr. Schnoor (together with Messrs. Fazzolari and Butler, referred to as the Change in Control Officers), which provide that in the event of a change in control, each such officer will remain in our employ for a period of three years from the date of the change in control (or to such officer’s normal retirement date, if earlier), subject to the Change in Control Officers’ right to resign during a thirty-day period commencing one year from the date of the change in control or for good reason. As a result of its reviews and analyses, the Compensation Committee also approved reductions in certain features of our change in control arrangements due to the fact that prior payment levels were no longer consistent with our philosophy regarding severance payments in general, which looks inward and to our overall employee severance arrangements rather than outward and toward a review of peer company policies. The Compensation Committee, following such review, determined that the remaining payment and benefit levels provided for under the change in control and other termination arrangements were consistent with our general severance philosophy. For more information, see Termination or Change in Control Arrangements and the corresponding tables below.

The Compensation Committee believes that the Change in Control Agreements serve the following purposes:

•	assuring that we have the continued dedication and full attention of certain key employees prior to and after the consummation of a change in control event;

•	ensuring that, if a possible change in control should arise and a Change in Control Officer should be involved in deliberations or negotiations in connection with the possible change in control, such officer would be in a position to consider as objectively as possible whether the possible change in control transaction is in our best interests and those of our stockholders, without concern for his position or financial well-being; and

•	Protecting us by retaining key talent in the face of corporate changes.

The change in control arrangements are reviewed on a regular basis, but not necessarily as part of the annual compensation review. This is because we generally consider the change in control agreements as compensation elements separate and apart from the other elements of our compensation arrangements. More specifically, the payments or benefits available under the change in control agreements do not have any significant impact on the Compensation Committee’s general compensation decisions relating to salary and incentive payments. Instead, the Compensation Committee considers that the change in control agreements are in place to cover a specific and unlikely circumstance, namely if we are acquired and the executives lose their jobs. In this way, payments and benefits available under the change in control agreements are not viewed by the Compensation Committee as amounts that should impact the compensation amounts awarded on a year-to-year basis to the named executive officers for their ongoing management of the company.

Other Potential Post Employment Payments

Upon certain types of terminations of employment not related to a change in control, payments under various company policies and plans may be paid to the named executive officers. These events and amounts are more fully explained in the Termination or Change in Control Arrangements section below.

Policy Regarding Tax Impact on Executive Compensation

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one year by publicly traded corporations to the chief executive officer and the four other executives named in the compensation table of the Proxy Statement. Performance-based compensation is not subject to the limits on deductibility of Section 162(m), provided such compensation meets certain requirements, including stockholder approval of material terms of compensation.

We intend, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to our executive officers while maintaining compensation programs that effectively attract and retain exceptional executives in a highly competitive environment and, accordingly, compensation paid under our incentive compensation plans is generally tax-deductible. However, on occasion it is not possible to satisfy all conditions of the Internal Revenue Code for deductibility and still meet our compensation needs, and in such limited situations, we may choose to pay compensation that would otherwise not be deductible under Section 162(m) if we believe that it is appropriate and in our best interest.

Personal Use of Corporate Aircraft

In connection with our allowing personal use of our corporate aircraft by certain of our named executive officers, a portion of our related expense is non-deductible under recent changes to U.S. federal income tax law. We treat such personal use as compensation, as reported in the “All Other Compensation” column of the Summary Compensation Table.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Proxy Statement for our 2008 Annual Meeting of Stockholders, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

D. H. Pierce, Chairman
J. J. Jasinowski
C. F. Scanlan
J. I. Scheiner
A. J. Sordoni, III

The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A promulgated by the Commission or Section 18 of the Securities Exchange Act of 1934.

Summary Compensation Table

The following table presents the compensation provided to Mr. Hathaway, Chairman and Mr. Fazzolari, Chief Executive Officer, as well as the four other most highly compensated executive officers, for services rendered to us in 2006 and 2007.

								Change in
								Pension Value
							Non-Equity	and
							Incentive	Nonqualified
Name and				Stock		Option	Plan	Deferred	All Other
Principal		Salary	Bonus	Awards		Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)	($)	($)(1)		($)	($)(2)	Earnings ($)(3)	($)	($)

D. C. Hathaway,	2007	1,000,000	-0-	1,584,900	(10)	-0-	1,930,000	966,061	4,965,108	10,446,069
Chairman(4)	2006	1,000,000	-0-	715,100	(11)	-0-	1,144,000	475,762	74,633	3,409,495
S. D. Fazzolari	2007	500,000	-0-	387,642		-0-	675,500	176,377	48,873	1,788,392
Chief Executive	2006	450,000	-0-	189,562		-0-	411,840	101,952	42,041	1,195,395
Officer(5)
S. J. Schnoor	2007	255,000	-0-	93,205		-0-	196,860	21,587	23,520	590,172
Senior Vice	2006	241,000	-0-	49,502		-0-	130,959	41,343	23,211	486,015
President and Chief Financial Officer(6)
G. D. H. Butler	2007	705,800	-0-	523,929		-0-	659,358	296,898	93,258	2,278,833
President(7)	2006	630,160	-0-	189,562		-0-	425,357	762,200	78,380	2,085,659
R. C. Neuffer	2007	275,000	-0-	245,753		-0-	253,000	47,593	35,350	856,696
Senior Vice	2006	250,000	-0-	156,714		-0-	210,000	81,789	33,533	732,036
President and Group President(8)
M. E. Kimmel	2007	275,501	-0-	170,718		-0-	265,858	6,714	23,520	742,311
Senior Vice	2006	245,501	-0-	49,502		-0-	168,512	5,494	33,972	502,981
President, Chief Administrative Officer, General Counsel and Corporate Secretary(9)

(1)	The amounts shown in this column represent the compensation cost recognized for financial statement purposes with respect to restricted stock units, computed in accordance with FAS 123(R). All grants of restricted stock units were made under the 1995 Incentive Plan. See Note 12, “Stock-based

Compensation” to Notes to Consolidated Financial Statements for a discussion of the assumptions used by the Company to calculate share-based employee compensation expense, as outlined in SFAS No. 123(R) in our Annual Report on Form 10-K for the year ended December 31, 2007. These awards are discussed in further detail under the heading “Equity Compensation” in the Compensation Discussion and Analysis.

The grant date fair value of the 2005 RSU awards was $25.20 per unit, which was determined using the average of the high and low price of the stock on the previous day’s trading, less a discount for dividends not received during the vesting period. The grant date fair value of the 2006 RSU awards was $33.85 per unit, which was determined using the average of the high and low price of the stock on the previous day’s trading, less a discount for dividends not received during the vesting period. The grant date fair value of the 2007 RSU awards was $38.25 per unit, which was determined using the average of the high and low price of the stock on the previous day’s trading, less a discount for dividends not received during the vesting period. The above information does not reflect an estimate for forfeitures, and none of these awards has been forfeited as of February 26, 2008.

For the 2005 RSU awards, there was not accelerated recognition of compensation expense for those employees who reached the retirement age prior to vesting or who would reach retirement age prior to the stated vesting date.

Harsco does not have any RSU awards which are classified as liability awards under FAS 123(R).

(2)	The amounts shown in this column constitute the annual cash incentive compensation paid to each officer under the 1995 Incentive Plan for calendar years 2006 and 2007 based on the achievement of specific EVA ® goals.

(3)	All amounts shown represent changes in pension values. There were no above-market or preferential earnings on deferred compensation during fiscal year 2007.

(4)	Mr. Hathaway retired as Chief Executive Officer effective December 31, 2007.

(5)	Mr. Fazzolari was appointed to the position of Chief Executive Officer effective January 1, 2008. Prior to that date, Mr. Fazzolari served as President, Chief Financial Officer and Treasurer of the Company.

(6)	Mr. Schnoor was appointed to the position of Senior Vice President and Chief Financial Officer effective January 1, 2008. Prior to that date, Mr. Schnoor served as Vice President and Corporate Controller.

(7)	Mr. Butler was appointed to the position of President effective January 1, 2008. Mr. Butler also serves as Chief Executive Officer of the Access Services and Mill Services Segments. Prior to that date, Mr. Butler served as Senior Vice President-Operations and President of the MultiServ and SGB Group Divisions. Mr. Butler’s salary and bonus are determined and paid in British pounds and are designated in the table in U.S. dollars. The conversion rates used for the amounts included in the Summary Compensation Table were £1.00 = $2.00 for 2007 and £1.00 = $1.85 for 2006.

(8)	Mr. Neuffer was appointed to the position of Senior Vice President and Group President Minerals & Rail Services and Products Group effective January 1, 2008. Prior to that date, Mr. Neuffer served as President of the Minerals & Rail Technologies Group.

(9)	Mr. Kimmel was appointed to the position of Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary effective January 1, 2008. Prior to that date, Mr. Kimmel served as General Counsel and Corporate Secretary.

(10)	As was described in a Form 8-K filed by us on January 24, 2007, Mr. Hathaway received a grant of 20,000 restricted stock units (pre split amount) that was paid out in cash in the amount of $1,584,900. Our Compensation Committee and the Board considered Mr. Hathaway’s significant holdings of our stock, the number of his unexercised stock options and the stage of his career with us in making this determination.

(11)	As was described in a Form 8-K filed by us on January 26, 2006, Mr. Hathaway received a grant of 10,000 restricted stock units (pre split amount) that was paid out in cash in the amount of $715,100. Our Compensation Committee and the Board considered Mr. Hathaway’s significant holdings of our stock, the number of his unexercised stock options and the stage of his career with us in making this determination.

All Other Compensation

We also provide certain perquisites to the named executive officers. The following table summarizes the incremental cost of perquisites and other benefits for the named executive officers in 2006 and 2007 and describes the other benefits included in the “All Other Compensation” column.

		Mr. Hathaway	Mr. Fazzolari	Mr. Schnoor	Mr. Butler(a)		Mr. Neuffer	Mr. Kimmel

Personal Use of Corporate Aircraft(b)	2007	62,026	15,307	-0-	-0-		-0-	-0-
	2006	41,464	8,793	-0-	-0-		-0-	-0-
Personal Use of Automobile	2007	8,562	8,877	-0-	45,244	(c)	16,661	-0-
	2006	8,542	8,683	-0-	41,755	(d)	16,661	-0-
Other Travel and Related Expenses(e)	2007	-0-	-0-	-0-	-0-		-0-	-0-
	2006	1,416	1,354	-0-	652		-0-	10,786
One time discretionary payment(f)	2007	2,500,000	-0-	-0-	-0-		-0-	-0-
	2006	-0-	-0-	-0-	-0-		-0-	-0-
RSU Grant(g)	2007	2,375,000	-0-	-0-	-0-		-0-	-0-
	2006	-0-	-0-	-0-	-0-		-0-	-0-
Our contributions to defined contribution	2007	9,000	14,169	13,400	-0-		6,040	13,400
plans	2006	13,000	13,000	13,000	-0-		6,123	13,000
Dollar value of life insurance premiums	2007	1,386	1,386	1,386	29,236		1,386	1,386
paid by us or on our behalf	2006	1,386	1,386	1,386	20,524		1,386	1,361
Dollar value of health insurance	2007	8,842	8,842	8,442	1,664		10,971	8,442
premiums paid by us or on our behalf	2006	8,533	8,533	8,533	1,504		10,353	8,533
Dollar value of long-term disability	2007	292	292	292	17,114		292	292
premiums paid by us or on our behalf	2006	292	292	292	13,945		292	292
Total	2007	4,965,108	48,873	23,520	93,258		35,350	23,520
	2006	74,633	42,041	23,211	78,380		33,533	33,972

(a)	The conversion rate used for the amounts included in this table for Mr. Butler was £1.00 = $2.00.

(b)	The value of personal use of corporate aircraft reflects the calculated incremental cost to us of personal use of corporate aircraft. Incremental costs have been calculated based on the variable operating costs to us. Variable costs consist of trip-specific costs including fuel, catering, mileage, maintenance, labor and parts, engine reserve, crew expenses, universal weather monitoring, landing/ramp fees and other miscellaneous variable costs. Incremental cost calculations do not include fixed costs associated with owning our aircraft since we would incur these costs anyway.

On certain occasions, an executive’s spouse or other family member may accompany the executive on a flight.

(c)	Includes a fuel allowance of $6,166.00.

(d)	Includes a fuel allowance of $6,523.00.

(e)	We occasionally invite named executive officers’ spouses to accompany the officers to Board-related events for appropriate business purposes, for which we pay or reimburse travel and related expenses. These amounts are included in the “Other travel and related expenses” row to the extent they do not include travel on the corporate aircraft, which is discussed in footnote (b) above.

(f)	As described in a Form 8-K filed by us on November 16, 2007, the independent members of the Board during a meeting held on November 12, 2007, reviewed the continuing progress of the management transition ongoing within the company. As a result of this review, the independent directors determined it was appropriate to make a one-time discretionary payment to Derek Hathaway. The independent directors determined that this discretionary payment was appropriate for numerous reasons, including outstanding success under Mr. Hathaway’s leadership; Mr. Hathaway’s accomplishments during his tenure as Chairman and CEO of the Company; and the smooth and successful transition of leadership. The payment will be made in April 2008 upon completion of Mr. Hathaway’s service as Chairman.

(g)	As was described in a Form 8-K filing made by us on January 28, 2008, our Compensation Committee and the Board approved a cash payment to Mr. Hathaway, who currently serves as our Chairman. The cash payment was in lieu of a restricted stock units award for Mr. Hathaway’s performance as Chief Executive Officer during the period ended December 31, 2007. The Compensation Committee and the Board, in making the award, took into account the previously established maximum potential grant available to Mr. Hathaway under the 1995 Incentive Plan, the results achieved by us under Mr. Hathaway’s leadership, the stage of his career, including his retirement as our CEO as of December 31, 2007, his retirement as Chairman of the Board of Directors following the 2008 Annual Meeting of Stockholders and his goal of diversification of his Company holdings. Mr. Hathaway’s cash payment was equal to $2,375,000 and was based on the average of the high and low sales price of our common stock on January 22, 2008 and 50,000 shares.

Grants of Plan-Based Awards for Fiscal Year 2007

The following table sets forth information concerning plan-based awards to the named executive officers during fiscal year 2007 as well as estimated future payouts under such plans:

		Estimated Possible			Estimated Possible			Grant Date
		Payouts Under			Payouts Under			Fair Value
		Non-Equity Incentive			Equity Incentive			of Stock and
		Plan Awards(1)			Plan Awards(2)			Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Date	($)	($)	($)	(#)(3)	(#)	(#)	($)(4)

D. C. Hathaway		10,000	1,000,000	2,000,000
	01-23-07				-0-	40,000	40,000	1,530,000
S. D. Fazzolari		3,500	350,000	700,000
	01-23-07				-0-	16,000	16,000	612,000
S. J. Schnoor		1,020	102,000	204,000
	01-23-07				-0-	3,500	3,500	133,875
G. D. H. Butler(5)		3,811	381,132	762,264
	01-23-07				-0-	16,000	16,000	612,000
R. C. Neuffer		1,265	126,500	253,000
	01-23-07				-0-	5,000	5,000	191,250
M. E. Kimmel		1,378	137,751	275,502
	01-23-07				-0-	10,000	10,000	382,500

(1)	These columns reflect potential awards under our annual incentive compensation program, made under our 1995 Incentive Plan and described more fully on page 28 of this Proxy Statement. Actual payouts for 2007 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	These columns reflect potential awards under our restricted stock unit program, granted under our 1995 Incentive Plan and described more fully on page 31 of this Proxy Statement.

(3)	Our Compensation Committee has complete discretion on whether to grant and the amount of any grant of restricted stock units that may be made annually to any officer, including the discretion to reduce the grant to zero.

(4)	The aggregate grant date fair value of the 2007 restricted stock units, computed in accordance with FAS 123(R), was $38.25 per unit, which was determined using the average of the high and low price of the stock on the previous day’s trading, less a discount for dividends not received during the vesting period.

(5)	Dollar amounts shown are based on an exchange rate of $2.00 = £1.00.

Annual Incentive Compensation Plan; Long-Term Compensation Plan

For additional details of our Annual Incentive Compensation Plan and Long-Term Compensation Plan payments please see the descriptions set forth on pages 28 and 31 of this Proxy Statement. For additional details about the relationship of salary, bonus and long-term compensation to total compensation please see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth information concerning outstanding equity awards of the named executive officers as of December 31, 2007.

	Option Awards(1)					Stock Awards(2)
									Equity
									Incentive
								Equity	Plan Awards:
			Equity					Incentive	Market or
			Incentive					Plan Awards:	Payout
			Plan					Number	Value of
			Awards:				Market	of Unearned	Unearned
	Number of	Number of	Number of			Number of	Value of	Shares,	Shares,
	Securities	Securities	Securities			Shares or	Shares or	Units or	Units or
	Underlying	Underlying	Underlying			Units of	Units of	Other	Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(3)	($)(4)	(#)(5)	($)(4)

D. C. Hathaway	-0-	-0-	-0-	-0-

						-0-	-0-	40,000(6)	2,562,800
S. D. Fazzolari	24,000	-0-	-0-	13.33	01-24-09
	40,000	-0-	-0-	14.50	01-23-10
	48,000	-0-	-0-	16.325	01-20-12
						20,000	1,281,400	16,000	1,025,120
S. J. Schnoor	-0-	-0-	-0-	-0-
						5,200	333,164	3,500	224,245
G. D. H. Butler	20,000	-0-	-0-	14.50	01-23-10
	20,000	-0-	-0-	12.8150	01-21-11
	48,000	-0-	-0-	16.3250	01-20-12
						20,000	1,281,400	16,000	1,025,120
R. C. Neuffer	4,800	-0-	-0-	14.50	01-23-10
	8,000	-0-	-0-	12.815	01-21-11
	6,000	-0-	-0-	16.325	01-20-12
						7,500	480,525	5,000	320,350
M. E. Kimmel	4,000	-0-	-0-	16.325	01-20-12
						5,200	331,164	10,000	640,700

(1)	The Board of Directors has not issued any stock options since 2002 and instead issues restricted stock or restricted stock units as our long-term compensation method.

For grants prior to 2003, the named executive officers were awarded stock options with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value was defined as the average of the high and low price of the stock on the date of grant. The grants were made pursuant to the 1995 Incentive Plan. The number of options granted to each officer was determined by grade level and our Compensation Committee’s evaluation of the strategic performance of the individual and the individual’s business unit. The maximum stock option award as provided in the 1995 Incentive Plan is 150,000 shares for any single participant in a calendar year. Our Committee does have the discretion to limit or entirely eliminate the number of stock options granted in any period, and, acting upon this authority, declined to award any stock options in 2003, 2004, 2005, 2006 and 2007.

(2)	Our Compensation Committee awarded restricted stock units to each of the named executive officers for the 2004, 2005, 2006 and 2007 performance periods under the 1995 Incentive Plan.

A target award level is established by our Compensation Committee and if the performance goal is obtained, then the restricted stock units are granted unless our Compensation Committee exercises its discretion to lower the amount of the award. The restricted stock units vest as provided in footnote 3 on page 17 of this Proxy Statement and the restricted stock unit program is more fully described on page 31 of this Proxy Statement.

(3)	The numbers shown in this column reflect all unvested restricted stock units that were earned under our long-term incentive restricted stock unit program. A portion of these awards vest in years 2008 and 2009.

(4)	The market value was computed by multiplying the closing market price of our stock on December 31, 2007 by the number of units of restricted stock in the previous column.

(5)	The numbers shown in this column reflect all unvested restricted stock units for which performance targets have been set by us but that were unearned in fiscal year 2007 under our long-term incentive restricted stock unit program.

(6)	As was described in a Form 8-K filed by us on January 24, 2007, Mr. Hathaway received a grant of 20,000 restricted stock units (pre split amount) that was paid out in cash in the amount of $1,584,900. Our Compensation Committee and the Board considered Mr. Hathaway’s significant holdings of our stock, the number of his unexercised stock options and the stage of his career with us in making this determination.

2007 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)(1)	Vesting (#)	($)

D. C. Hathaway	280,000	11,547,952	-0-	-0-
S. D. Fazzolari	-0-	-0-	-0-	-0-
S. J. Schnoor	-0-	-0-	-0-	-0-
G. D. H. Butler	30,000	1,254,245	-0-	-0-
R. C. Neuffer	2,400	79,513	-0-	-0-
M. E. Kimmel	-0-	-0-	-0-	-0-

(1)	Represents the difference between the exercise price and the market price of our common stock on the date of exercise.

2007 Pension Benefits

The following table describes pension benefits to the named executive officers.

				Payments
		Number of	Present	During
		Years	Value of	Last
		Credited	Accumulated	Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)(2)	($)

D. C. Hathaway	Harsco Employees Pension Plan	19.250	593,067	-0-
	Supplemental Retirement Benefit Plan	33.000 (1)	8,678,263	-0-
S. D. Fazzolari	Harsco Employees Pension Plan	23.333	462,711	-0-
	Supplemental Retirement Benefit Plan	23.333	940,891	-0-
S. J. Schnoor	Harsco Employees Pension Plan	15.750	227,766
	Supplemental Retirement
	Benefit Plan	15.750	112,398
G. D. H. Butler	Harsco Pension Scheme	38.000	8,920,880 (3)	-0-
R. C. Neuffer	Harsco Employees Pension Plan	12.250	333,925	-0-
	Supplemental Retirement Benefit Plan	12.250	197,851	-0-
M. E. Kimmel	Harsco Employees Pension Plan	2.417	24,607	-0-
	Supplemental Retirement Benefit Plan	2.417	9,250	-0-

(1)	Mr. Hathaway’s actual credited service as one of our covered employees is 19.25 years. Mr. Hathaway was granted an additional 13.75 years of service as part of our acquisition in 1979 of the company he founded, in order to credit his years of service with the acquired company. The present value associated with granting 13.75 additional years of credited service in the Supplemental Retirement Benefit Plan is $3,863,054 at year-end 2007.

(2)	The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to the named executive officers, which will only be known at the time that they become eligible for payment.

(3)	The conversion rate used for the amounts included in this row was £1.00 = $2.05 which was the currency exchange rate on the plan measurement date of September 30, 2007.

Retirement Plans

We provide retirement benefits for each officer under the Harsco Employees Pension Plan (referred to as the HEPP) and the Supplemental Retirement Benefit Plan (referred to as the Supplemental Plan). All executive officers are covered by the Supplemental Plan and the HEPP, excepting Mr. Butler, who is covered by the U.K. pension plan described below. Prior to January 1, 2003, the Supplemental Plan replaced the 401(k) Company match lost due to government limitations on such contributions. The replacement was in the form of phantom shares as more fully described in the narrative disclosure to the Nonqualified Deferred Compensation Table. The Supplemental Plan was amended effective January 1, 2003 to eliminate any further granting of phantom shares.

The HEPP and the Supplemental Plan are defined benefit plans providing for normal retirement at age 65. Early retirement may be taken commencing with the first day of any month following the attainment of age 55, provided at least 15 years of service have been completed. Early retirement benefits commencing prior to age 65 are reduced. The Supplemental Plan also provides for unreduced pension benefits if retirement occurs after age 62, provided at least 30 years of service have been completed. The HEPP and the Supplemental Plan also provide for a pre-retirement death benefit payable in a monthly benefit to a beneficiary designated by the participant for participants who die after qualifying for benefits. The Supplemental Plan also includes provisions which fully vest participants upon termination of employment following a “change in control” of the Company as defined in the Supplemental Plan.

Mr. Hathaway is currently eligible for unreduced pension benefits under the Supplemental Plan, as he has attained age 62 and is credited with 34 years of service under the Supplemental Plan. Mr. Hathaway’s actual credited service as one of our covered employees is 19.25 years. The additional 13.75 years of service were granted in order to credit his years of service with Dartmouth Investments Limited, which Mr. Hathaway founded and which was acquired by us in 1979.

Total pension benefits are based on final average compensation and years of service. The normal retirement benefit under the Supplemental Plan is equal to a total of 0.8% of final average compensation up to the “Social Security Covered Compensation” as defined in the Supplemental Plan plus 1.6% of the final average compensation in excess of the “Social Security Covered Compensation” multiplied by up to 33 years of service, reduced by the benefits under the HEPP. final average compensation is defined as the aggregate compensation (base salary plus nondiscretionary incentive compensation) for the 60 highest consecutive months out of the last 120 months prior to the date of retirement or termination of employment prior to the normal retirement date.

The Supplemental Plan was amended in 2002 to provide that for any retirements on or after January 1, 2003, the 1.6% factor in the benefit formula is reduced to 1.5% and the definition of final average compensation was amended to reduce the amount of nondiscretionary incentive compensation included in the benefit calculation from 100% to 50% for such amounts paid on or after January 1, 2003. Notwithstanding these amendments, no participant’s retirement benefit shall be reduced by reason of these amendments, below the benefit accrued at December 31, 2002. The normal retirement benefit under the HEPP is equal to 1.2% times final average compensation times years of service, up to a maximum of 33 years, plus 1.5% times benefit service in excess of 33 years, but not in excess of 40 years of service. This amount cannot be less than the minimum benefit determined at December 31, 2002, which was determined based on a normal retirement benefit under the HEPP equal to 1.3% times final average compensation times years of service, up to a maximum of 33 years, plus 1.5% times benefit service in excess of 33 years, but not in excess of 40 years of service. Final average compensation is defined as the aggregate compensation (base salary plus non-discretionary incentive compensation) for the 60 highest consecutive months out of the last 120 months prior to the date of retirement or termination of employment prior to the normal retirement date.

The Supplemental Plan and the HEPP were amended on December 31, 2003 to provide that pension benefit accrual service shall not be granted to any of our employees after December 31, 2003, provided, however, that compensation earned for services performed for us for current Supplemental Plan and HEPP participants through December 31, 2013 shall be included in determining their Final Average Compensation under the Supplemental Plan and the HEPP.

We do not provide retiree medical or retiree life insurance benefits to our executive officers.

The above table also shows estimated total annual pension benefits payable to Mr. Butler, for life, under the Harsco Pension Scheme (the “Scheme”), a qualified pension plan in the U.K., upon retirement at age 60, which is normal retirement age under the Scheme, assuming the total pension benefit was payable and retirement took place on December 31, 2007. The benefit would be paid in British pounds and all amounts in the table above are stated in U.S. dollars at a conversion rate of $2.05 = £1.00, which was the currency exchange rate on the plan measurement date of September 30. The Scheme provides that if the participant dies within five years after starting to receive a pension, a lump sum will be paid equal to the pension payments that would have been made during the remainder of the five year period. The annual pension benefit is based on the highest annual total of salary and bonus within the last five years (or the highest average amount of annual salary plus bonus received in any three consecutive scheme years within the last ten years, if higher) (“Final Pensionable Salary”) and the years of service, subject to various deductions for service prior to April 6, 1989, and a statutory limitation of two thirds of the Final Pensionable Salary. The Scheme was amended in 2002 to provide that for any retirements on or after January 1, 2003, the benefit accrual rate is reduced, and the definition of Final Pensionable Salary is amended to reduce the amount of incentive bonus included in the calculation from 100% to 50% for such amounts paid on or after January 1, 2003. The Scheme was amended in 2003 to provide that, in respect of service after January 1, 2004 only, normal retirement age is increased to 65, and the definition of Final Pensionable Salary is amended so as to be equal to the average salary and 50% of bonus over the last five scheme years prior to retirement.

2007 Nonqualified Deferred Compensation

The following table describes nonqualified deferred compensation of the named executive officers.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)(1)	($)(2)	($)	($)(2)

D. C. Hathaway	-0-	3,335,253	194,501	-0-	4,638,616
S. D. Fazzolari	-0-	147,443	63,068	-0-	424,863
S. J. Schnoor	-0-	34,095	-0-	-0-	83,533
G. D. H. Butler(3)	-0-	-0-	-0-	-0-	-0-
R. C. Neuffer	-0-	14,487	8,335	-0-	48,938
M. E. Kimmel	-0-	12,375	15,776	-0-	43,814

(1)	Ongoing contributions by us to the phantom share accounts of the named executive officers established under the Supplemental Plan ceased on December 31, 2002. As a result, this column reflects (1) dividend reinvestment contributions by us during fiscal year 2007 to the phantom share accounts of each executive officer established under the Supplemental Plan and (2) phantom contributions by us to the non-qualified restoration plan accounts of each named executive officer during fiscal year 2007. In the case of Mr. Hathaway this column also reflects the $2,500,000 payment described in footnote (f) to the “All Other Compensation” Table. Except for such $2,500,000 payment, none of the amounts reported in this column are reported as compensation for fiscal year 2007 in the Summary Compensation Table.

(2)	Numbers shown with respect to phantom stock awards are based on a closing stock price on December 31, 2007 of $64.07 per share (payout for phantom shares would be based on the price of our stock on the date of termination of the relevant officer). Earnings include increase in value of the phantom shares during 2007. None of the amounts reported in the “Aggregate Earnings in Last FY” column were reported as compensation for fiscal year 2007 in the Summary Compensation Table. Except for the $2,500,000 payment described in Footnote (f) to the “All Other Compensation” table, none of the amounts reported in the “Aggregate

Balance at Last FYE” column were reported as compensation for fiscal years 2006 and 2007 in the Summary Compensation Table.

(3)	Mr. Butler is not a participant in any of our U.K. or U.S.-based nonqualified deferred compensation plans.

Nonqualified Deferred Compensation

Phantom Shares

We maintain the Harsco Corporation Savings Plan (the “HCSP”), which includes the “Salary Reduction” feature afforded by Section 401(k) of the Internal Revenue Code. Our officers participated in the above plan until December 31, 2002. Prior to January 1, 2003, we made matching contributions under the HCSP for the account of each participating employee equal to 50% of the first 1% to 6% of such employee’s “Salary Reduction” contribution. In addition, prior to January 1, 2003, the Supplemental Plan replaced the 401(k) match lost due to government limitations on such contributions. The replacement was in the form of “phantom” shares to a non-qualified plan. Our officers participated in the Supplemental Plan until December 31, 2002. The HSCP and the Supplemental Plan were amended effective January 1, 2003 to eliminate any future replacement of lost company match and any further granting of phantom shares. As a result, no company matches were made during calendar year 2003 and no phantom shares were granted for calendar year 2003.

Retirement Savings and Investment Plan

A new, non-qualified restoration plan (the “NQ RSIP”) was established on January 1, 2004, as part of our new 401(k) savings plan, the Retirement Savings and Investment Plan (“RSIP”). These plans were implemented, among other reasons, to provide coverage for individuals affected by the amendments to the HCSP and the Supplemental Plan, including by establishing new matching and “phantom” contributions to be made by us. Under the RSIP, we make matching contributions for the account of each participating employee equal to 100% of the first 3% of such employee’s contributions and 50% of the next 2% contributed by such employee. The NQ RSIP provides for the discretionary and matching contributions that would be otherwise provided under the qualified portion of the RSIP for salaried employees’ contributions made as of January 1, 2004, but for IRS Code limitations under Section 402(g), Section 401(a)(17), Section 415 or Section 401(m). Pursuant to the NQ RSIP, we make “phantom” contributions to an employee’s (including the executive officers’ other than Mr. Butler’s) account in an amount equal to the above-described company matching and discretionary contributions under the RSIP, which we were not otherwise able to make for a participant as a result of that participant reaching the limitations imposed by the Code.

Termination or Change in Control Arrangements

We have entered into certain agreements with the named executive officers (other than Mr. Neuffer, who has not entered into any such agreements) and maintain certain plans that will require us to provide compensation to our named executive officers in the event of a termination of employment, including as the result of a change in control.

The following table sets forth our payment obligations following the termination of a named executive officer’s employment with us, including as the result of a change in control. The amounts disclosed below are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and, in the case of payments related to a change in control, would only be payable if a change in control were to occur. The tables reflect the amounts that would be payable under the various arrangements assuming that the termination event occurred on December 31, 2007. All amounts shown in the tables with regard to Mr. Butler are stated at a conversion rate of $2.00 = £1.00, except that pension amounts are stated at a conversion rate of $2.05 = £1.00, which was the exchange rate on the pension plan measurement date of September 30, 2007.

	Termination as a Result of
				Involuntary	Death
	Change in		For Cause or	not for	or
	Control		Voluntary	Cause	Disability	Retirement
	(2)		(4)	(5)	(6)	(7)

Compensation:
Unpaid base salary through date of termination	X	(2)	X	X	X	X
Unpaid bonus	X	(2)		X	X	X
Unpaid long-term incentives
Restricted Stock Units
Vested	X	(2)	X	X	X	X
Acceleration of Unvested	X				X	X (8)
Stock Options
Vested	X		X	X	X	X
Unvested and Accelerated(1)	X				X	X
Unpaid Deferred Compensation	X	(2)	X	X	X	X
Multiple of Base Salary	X	(2);(3)
Benefits and Perquisites:
Defined benefit pension plan	X		X	X	X	X
401(k) savings plan	X		X	X	X	X
Supplemental retirement benefit plan	X		X	X	X	X
Life insurance proceeds					X
Post-retirement health care
Accrued but unpaid vacation	X	(7)	X	X	X	X

(1)	The Board of Directors ceased granting stock options after 2002 following a review of the appropriateness of the use of stock options as the vehicle for long-term compensation within the Company. As a result, all outstanding stock options are vested.

(2)	In accordance with the terms of the Change in Control Severance Agreements (the “CIC Agreements”) entered into by us and each named executive officer other than Mr. Neuffer, Messrs. Butler, Fazzolari, Kimmel and Schnoor will be entitled to these payments if the executive’s employment is terminated by us other than for disability or death of the executive or “without cause”, or by the executive for “good reason” during the three-year period following the date on which a “change of control” occurs (the “Protection Period”). Mr. Hathaway retired as an executive officer on December 31, 2007.

Due to his retirement on December 31, 2007 as our CEO, Mr. Hathaway has not been included in the below tables. Instead, the present value of the amounts payable to Mr. Hathaway in connection with his retirement on December 31, 2007 is $18,652,642. In the case of the other named executive officers, if the employment of Messrs. Butler, Fazzolari, Kimmel or Schnoor is terminated during the Protection Period by reason of the executive’s death or disability, the executive’s CIC Agreement will terminate without further obligations under the applicable CIC Agreement to the executive’s representatives, other than those obligations accrued or earned and vested (if applicable) by the Executive as of the Date of Termination, including, (a) the executive’s full base salary through the date of termination at the rate in effect on the date of termination or, if higher, at the highest rate in effect at any time from the 90-day period preceding the effective date of a change in control through the date of termination (the “Highest Base Salary”), (b) the product of the annual bonus paid to the executive for the last full fiscal year and a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 and (c) any compensation previously deferred by the executive (together with any accrued interest thereon) and not yet paid by us (the amounts specified in clauses (a), (b) and (c), the “Accrued Obligations”).

The following table sets forth the present value of such lump sum payments for Accrued Obligations for each of the officers named in the table based on 2007 salaries assuming death occurs on December 31, 2007 and during the Protection Period. None of the amounts shown below are accrued as a result of death occurring during the Protection Period. Such amounts would have been paid to the named executive officers under existing plans and arrangements regardless of the CIC Agreements or the occurrence of a change in control. Mr. Neuffer would be entitled to the payments shown in the first table in footnote (6) if his death occurred on December 31, 2007.

Mr. Fazzolari	Mr. Schnoor	Mr. Butler	Mr. Kimmel

$12,250,631	$2,286,416	$16,119,698	$3,112,776

The following table sets forth the present value of such lump sum payments for Accrued Obligations for each of the officers named in the table based on 2007 salaries assuming disability occurs on December 31, 2007 and during the Protection Period. None of the amounts shown below are accrued as a result of disability occurring during the Protection Period. Such amounts would have been paid to the named executive officers under existing plans and arrangements regardless of the CIC Agreements or the occurrence of a change in control. Mr. Neuffer would be entitled to the payments shown in the second table in footnote (6) if he became disabled on December 31, 2006.

Mr. Fazzolari	Mr. Schnoor	Mr. Butler	Mr. Kimmel

$11,661,764	$1,845,522	$16,254,679	$2,618,820

If the employment of Messrs. Butler, Fazzolari, Kimmel or Schnoor is terminated during the Protection Period for cause, the executive’s CIC Agreement will terminate without further obligations under the CIC Agreement to the executive, other than the obligation to pay to the executive the Highest Base Salary through the date of termination plus the amount of any compensation previously deferred by the executive (together with accrued interest thereon). The following table sets forth the present value of such payments under the CIC Agreements for each of the officers named in the table based on 2007 salaries assuming the “for cause” termination occurs on December 31, 2007 and during the Protection Period. None of the amounts shown in the table below or with regard to Mr. Neuffer are accrued as a result of the termination occurring during the Protection Period, except that the vesting of each officer’s restricted stock units accelerates, in accordance with the terms of the restricted stock units agreements, upon the occurrence of a change in control. Other than payments relating to restricted stock units, such amounts would have been paid to the named executive officers under existing plans and arrangements regardless of the CIC Agreements or the occurrence of a change in control. Mr. Neuffer would be entitled to payments with a present value of $2,586,589 if he were terminated for cause on December 31, 2007.

Mr. Fazzolari	Mr. Schnoor	Mr. Butler	Mr. Kimmel

$10,267,609	$1,501,458	$15,595,321	$2,349,499

If Messrs. Butler, Fazzolari, Kimmel or Schnoor terminate their employment during the Protection Period other than for good reason, the executive’s CIC Agreement will terminate without further obligations under the CIC Agreement to the executive, other than those obligations accrued or earned and vested (if applicable) by the executive through the date of termination, including the executive’s base salary through the date of termination at the rate in effect on the date of termination plus the amount of any compensation previously deferred by the executive (together with accrued interest thereon). The following table sets forth the present value of such payments under the CIC Agreements for each of the officers named in the table based on 2007 salaries assuming the “other than for good reason” termination occurs on December 31, 2007 and during the Protection Period. None of the amounts shown in the table below or with regard to Mr. Neuffer are accrued as a result of the termination occurring during the Protection Period, except that the vesting of each officer’s restricted stock units accelerates, in accordance with the terms of the restricted stock units agreements, upon the occurrence of a change in control. Other than payments relating to restricted stock units, such amounts would have been paid to the named executive officers under existing plans and arrangements regardless of the CIC Agreements or the occurrence of a change in control. Mr. Neuffer would be entitled to payments with a present value of $3,042,924 if he were terminated other than for good reason on December 31, 2007.

Mr. Fazzolari	Mr. Schnoor	Mr. Butler	Mr. Kimmel

$12,005,214	$2,048,893	$16,254,679	$2,625,062

If, during the Protection Period, we terminate the employment of Messrs. Butler, Fazzolari, Kimmel or Schnoor other than for cause, disability or death, or such executive terminates his employment for good reason, we shall pay the executive in a lump sum the aggregate of the following amounts (a) the executive’s full base salary and vacation pay accrued through the date of termination at the rate in effect on the date of termination plus pro-rated incentive compensation under our annual incentive compensation plan through the date of termination at the same percentage rate applicable to the calendar year immediately prior to the date of termination, plus all other amounts to which the executive is entitled under any of our compensation plans, programs, practices or policies in effect at the time such payments are due; (b) the amount of any compensation previously deferred by the executive (together with accrued interest thereon); and (c) a lump sum severance payment in an amount equal to one times the executive’s base salary, in the case of Mr. Kimmel and Mr. Schnoor, or three times the executive’s base salary, in the case of Messrs. Butler and Fazzolari. The payment may be subject to reduction to avoid certain adverse tax consequences. The following table sets forth the present value of such payments for each of the officers named in the table based on 2007 salaries assuming termination occurs on December 31, 2007. Of the amounts shown below, only the following amounts, made up of each officer’s multiple of base salary payment and payout for restricted stock units based on accelerated vesting of the same in accordance with the change in control provisions contained in each restricted stock units agreement, would directly result from the termination occurring during the Protection Period or the occurrence of a change in control: for (a) Mr. Butler, $4,120,935; (b) Mr. Fazzolari, $3,693,535; (c) Mr. Kimmel, $1,781,271 and (d) Mr. Schnoor, $743,223. All other amounts shown below would have been paid to the named executive officers under existing plans and arrangements regardless of the CIC Agreements or the occurrence of a change in control. Mr. Neuffer would be entitled to payments with a present value of $3,042,924 if he were terminated for the above reasons on December 31, 2007, which amount does not include a multiple of base salary payment but does include a payout for restricted stock units based upon their accelerated vesting in accordance with the change in control provisions contained in Mr. Neuffer restricted stock units agreements.

Mr. Fazzolari	Mr. Schnoor	Mr. Butler	Mr. Kimmel

$13,505,214	$2,071,185	$18,372,079	$2,900,563

(3)	The multiple is 3 times base salary in the case of Messrs. Butler and Fazzolari and 1 time base salary in the case of Mr. Kimmel and Mr. Schnoor.

(4)	The following table sets forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer was terminated for cause on December 31, 2007 and (b) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the named executive).

Mr. Fazzolari	Mr. Schnoor	Mr. Butler	Mr. Neuffer	Mr. Kimmel

$8,074,074	$1,013,235	$13,591,786	$1,814,195	$843,729

(5)	The following table sets forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer was terminated involuntarily without cause on December 31, 2007 and (b) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the named executive).

Mr. Fazzolari	Mr. Schnoor	Mr. Butler	Mr. Neuffer	Mr. Kimmel

$9,811,679	$1,327,962	$14,251,144	$2,270,530	$1,119,292

(6)	The following table sets forth the present value of the lump sum payments for each executive officer assuming (a) the executive’s death occurs on December 31, 2007 and (b) that such death took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the named executive).

Mr. Fazzolari	Mr. Schnoor	Mr. Butler	Mr. Neuffer	Mr. Kimmel

$12,250,631	$2,286,416	$16,119,698	$3,374,172	$3,112,776

The following table sets forth the present value of the lump sum payments for each executive officer assuming (a) the executive’s disability occurs on December 31, 2007 and (b) that such disability took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the named executive).

Mr. Fazzolari	Mr. Schnoor	Mr. Butler	Mr. Neuffer	Mr. Kimmel

$11,661,764	$1,845,522	$16,254,679	$2,947,578	$2,618,820

(7)	The following table sets forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer retires on December 31, 2007 and (b) that such retirement took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the named executive). Since none of Messrs. Kimmel or Schnoor were retirement-eligible on December 31, 2007, the numbers shown are the estimated present value of the retirement benefits that would be payable to each such individual at normal retirement age ( i.e., age 65).

Mr. Fazzolari	Mr. Schnoor	Mr. Butler	Mr. Neuffer	Mr. Kimmel

$9,811,679	$1,327,962	$14,251,144	$2,270,530	$1,122,292

(8)	The provisions of each restricted stock units agreement provide that the restricted stock units immediately vest and become non-forfeitable upon the grantee’s death, disability, a change in control (as defined in the 1995 Incentive Plan) or upon the grantee’s retirement at the specified retirement age. On September 27, 2006, the Board approved amendments to our performance-based restricted stock unit program which included a reduction of the specified retirement age from age 65 to age 62. The revisions apply to grants made after September 27, 2006.

Severance Benefits Payable Outside of a Change in Control

Upon certain types of terminations of employment (other than a termination during the Protection Period) severance benefits may be paid to the named executive officers. However, the named executive officers are not covered by any type of arrangement or general severance plan that would pay severance benefits to any of them outside of a change in control situation and any severance benefits payable to them would (1) in the case of the Chief Executive Officer, be determined by the Compensation Committee in its discretion and (2) in the case of the other named executive officers, be determined by us in our discretion, subject to review and approval of the same by the Compensation Committee.

Benefits and Perquisites

Pension benefits, perquisites and other compensation and benefits payable to the named executive officers are discussed in greater detail in the section entitled “Compensation Discussion and Analysis” beginning on page 21 of this Proxy Statement.

TRANSACTIONS WITH RELATED PERSONS

One of our directors, Robert C. Wilburn, is President of the Gettysburg National Battlefield Museum Foundation, a 501(c)(3) nonprofit educational institution, which we will refer to as the Foundation. In September 2006, our Patent Construction Systems division formalized a commitment to donate the rental, installation and removal of scaffolding toward the Foundation’s fundraising campaign in support of the construction of a new museum for the Gettysburg National Military Park in Gettysburg, Pennsylvania. The donation is being made over approximately a 30 month period and has a fair market value of approximately $410,000 and a cost to us of approximately $290,000.

Although our policies and procedures that were in place during 2006 for the review and approval of material transactions with related persons did not require the review and approval of this donation, our Nominating and Corporate Governance Committee nonetheless reviewed and approved the transaction in February 2007 under the policies and procedures described below, which were established during 2007.

For the fiscal year ended December 31, 2007, there were no other transactions with the Company in which any related person had a direct or indirect material interest that would need to be disclosed pursuant to Item 404 of Regulation S-K nor were there any planned transactions.

Policies and Procedures Regarding Transactions with Related Persons

As set forth in its charter, the Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing and approving all material transactions with any related person. Related persons include any of our directors, director nominees or executive officers, certain of our stockholders and their immediate family members. A copy of the Nominating and Corporate Governance Committee Charter is available at the Corporate Governance section of our website at www.harsco.com.

To identify related person transactions, each year, we submit and require our directors and officers to complete Directors’ and Officers’ Questionnaires identifying any and all transactions with us in which the officer or director or their family members have an interest. We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests.

Our directors, officers and employees are prohibited from using their position of employment or other relationship with us to influence decisions concerning business transactions between us and a company in which they or a member of their immediate family has a personal interest through ownership, with the exception of investments in publicly held corporations when the investment results in less than a one percent ownership interest. In addition, directors, officers and employees must not accept personal favors or benefits from those dealing with us which could influence or could give the impression of influencing their business judgment. Our code of business conduct applies to each of our directors and employees as, among other things, the primary guide for what we expect regarding handling potential and actual conflicts of interest. The section of the code of business conduct entitled “Serving our Markets with Integrity” covers the concept of conflicts of interest and our view about when an inappropriate undertaking may be occurring. A copy of our code of business conduct is available at the Corporate Governance section of our website at www.harsco.com.

EXECUTIVE DEVELOPMENT AND SUCCESSION

The executive development process ensures continuity of leadership over the long-term, and it forms the basis on which we make ongoing executive assignments. Through the integration of the performance assessment and executive development processes, position assignments are based on the most qualified and ready executives. Our future leaders are developed through these carefully selected assignments. We believe that consistent and ongoing application of this process meets the long-range requirements of the business and achieves competitive advantage.

During 2004 the Board of Directors, in connection with ongoing discussions with senior management, requested that a review of our talent pool be undertaken to assure that an appropriate level of qualified management candidates were available throughout our business to manage the significant growth that was taking place and was expected to continue to take place in the business. We undertook to develop an assessment process for our senior executives to determine the strengths and weaknesses of the leadership personnel within our business. Competencies that were believed to be key to a successful manager within our business were developed and then assessed. The results of these assessments were reviewed and discussed with each management participant and development plans were instituted. We also worked with an outside vendor to develop a training program to help provide developmental training in each of these key competencies for selected high-potential management talent.

Each year, our Compensation Committee reviews our leadership talent development program to ensure good performance and alignment between business strategies and operating plans. The Board of Directors annually reviews the results of the leadership capability and succession process with the Chairman and Chief Executive Officer in executive session.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Pierce, Jasinowski, Scheiner, Sordoni and Ms. Scanlan served as members of our Compensation Committee during 2007. None of them was one of our officers or employees or an officer or employee of any of our subsidiaries during that time or in the past, and none of them or any other Director served as an executive officer of any entity for which any of our executive officers serve as a director or a member of its compensation committee.

No member of our Compensation Committee other than Mr. Wilburn has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934. See the above section entitled “Transactions with Related Persons” for a description of this relationship.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and more than 10% stockholders to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership in their holdings of our stock. Copies of these reports also must be furnished to us. Based on an examination of these reports and information furnished by these stockholders, all such reports have been timely filed, except that in January 2007, Form 4 reports were inadvertently filed late on behalf of Messrs. Butler, Fazzolari, Kimmel, Neuffer and Schnoor relating to the grant of restricted stock units.

OTHER MATTERS

The cost of this solicitation of proxies will be borne by us. In addition to solicitation by use of mail, our employees may solicit proxies personally or by telephone or facsimile but will not receive additional compensation for these services. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and we may reimburse them for their expense in so doing. We have retained Morrow & Co. to assist in the solicitation at a cost that is not expected to exceed $10,000 plus reasonable out-of-pocket expenses.

“Householding” of Proxy Materials

We and some brokers household the Annual Report to Stockholders and proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including the Annual Report to Stockholders, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify, whether in writing or orally, your broker if your shares are held in a brokerage account or us if you hold registered shares, at which time we will promptly deliver separate copies of the materials to each of the affected stockholders. You can notify us by sending a written request to Harsco Corporation, 350 Poplar Church Road, Camp Hill, PA 17011 or by calling (717) 763-7064.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT 2009 ANNUAL MEETING OF STOCKHOLDERS

Next year’s annual meeting of stockholders will be held on April 28, 2009. If one of our stockholders wishes to submit a proposal for consideration at the 2009 annual meeting of stockholders, such proposal must be received at our executive offices no later than November 20, 2008 to be considered for inclusion in our Proxy Statement and Proxy Card relating to the 2009 annual meeting. Although a stockholder proposal received after such date will not be entitled to inclusion in our Proxy Statement and Proxy Card, a stockholder can submit a proposal for consideration at the 2009 annual meeting in accordance with our By-Laws if written notice is given to the Secretary of the Company not less than 60 days nor more than 90 days prior to the annual meeting. In the event that we give less than 70 days notice of the annual meeting date to stockholders, the stockholder must give notice of the proposal within ten days after the mailing of notice or announcement of the annual meeting date. In order to nominate a candidate for election as a Director at the 2009 annual meeting, a stockholder must provide written notice and supporting information to the Secretary of the Company by personal delivery or mail not later than January 24, 2009.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

			FOR	WITHHELD FOR ALL			FOR	AGAINST	ABSTAIN
ITEM 1.	Election of ten Directors to serve until the next annual meeting of stockholders;		☐	☐	ITEM 2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.	☐	☐	☐
	01 G. D. H. Butler,	08 J. I. Scheiner,
	02 K. G. Eddy,	09 A. J. Sordoni, III, and
	03 S. D. Fazzolari,	10 R. C. Wilburn
04 T. D. Growcock,
05 J. J. Jasinowski,
06 D. H. Pierce,
07 C. F. Scanlan,
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

Signature	Signature	Dated	, 2008

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the date of the Annual Meeting.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE

http://www.proxyvoting.com/hsc		1-866-540-5760

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy
Statement on the Internet at:
http://bnymellon.mobular.net/bnymellon/hsc

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
HARSCO CORPORATION
     The undersigned hereby appoints K.G. Eddy, S.D. Fazzolari and A.J. Sordoni, III and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Harsco Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held April 22, 2008 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲   FOLD AND DETACH HERE   ▲